      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       PINNACLE FINANCIAL PARTNERS, INC.
                 (Name of Small Business Issuer in its Charter)
                            ------------------------

          TENNESSEE                        6021                    62-182853
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

                            ------------------------

  SUITE 306, 3401 WEST END AVENUE, NASHVILLE, TENNESSEE 37203, (615) 250-1800
         (Address, and telephone number of principal executive offices)
                         ------------------------------

      THE COMMERCE CENTER, 211 COMMERCE STREET, NASHVILLE, TENNESSEE 37201 (Address of principal place of business or intended principal place of business)
                         ------------------------------

                                M. TERRY TURNER
                       PINNACLE FINANCIAL PARTNERS, INC.
                                   SUITE 306
                              3401 WEST END AVENUE
                           NASHVILLE, TENNESSEE 37203
                                 (615) 250-1800
          (Name, address, and telephone number, of agent for service)
                         ------------------------------

                                   COPIES TO:

         KATHRYN L. KNUDSON, ESQ.                      RALPH W. DAVIS, ESQ.
  POWELL, GOLDSTEIN, FRAZER & MURPHY LLP       WALLER LANSDEN DORTCH & DAVIS, PLLC
 191 PEACHTREE STREET, N.E., 16(TH) FLOOR             NASHVILLE CITY CENTER
          ATLANTA, GEORGIA 30303                   511 UNION STREET, SUITE 2100
              (404) 572-6952                     NASHVILLE, TENNESSEE 37219-1760
                                                          (615) 252-2481

                            ------------------------

    Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED              UNIT                 PRICE          REGISTRATION FEE
Common stock, $1.00 par value................     2,816,500(1)            $10.00             $28,165,000           $7,436(2)
Warrants to purchase common stock............      195,500(3)               $0                   $0                   $0

(1) Includes 316,500 shares to cover over-allotments, if any, pursuant to the over-allotment option granted to the underwriters.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(3) Warrants to purchase an aggregate of 195,500 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers in connection with this offering.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

        PRELIMINARY PROSPECTUS DATED MAY 30, 2000; SUBJECT TO COMPLETION

                                2,500,000 SHARES

                                     [LOGO]

                      A PROPOSED BANK HOLDING COMPANY FOR

                       PINNACLE NATIONAL BANK (PROPOSED)

                                  COMMON STOCK

                                $10.00 PER SHARE
                             ---------------------

    We are offering shares of Pinnacle Financial Partners, Inc. common stock to raise the money required to start Pinnacle National Bank, a proposed national bank. Pinnacle Financial will be the holding company and sole shareholder of Pinnacle National after it is organized. Pinnacle National will be headquartered in Nashville, Tennessee, and upon receipt of final regulatory approval, we expect to open Pinnacle National in the third or fourth quarter of 2000. This is our first offering of common stock to the public, and currently no public market exists for our shares. This is a firm commitment underwriting. Unless otherwise waived by Pinnacle Financial, any one investor may purchase up to a maximum of 25,000 shares. We will request that quotations for our common stock be reported on the Nasdaq OTC Bulletin Board under the symbol "PINN."

    Our organizers are being offered warrants to purchase one share of our common stock for every two shares they purchase in the offering. Once vested, our organizers may exercise their warrants and purchase additional shares of our common stock at an exercise price of $10.00 per share. See "Description of Our Capital Stock--Organizers' Shares and Warrants" on page 44.

    OUR COMMON STOCK IS NOT A DEPOSIT OR A BANK ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT. WE HAVE DESCRIBED WHAT WE BELIEVE ARE THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                             PER SHARE      TOTAL
                                                             ---------   -----------
Public offering price......................................   $10.00     $25,000,000
Underwriting discount......................................   $  .53     $ 1,313,000
Proceeds to the company, before expenses...................   $ 9.47     $23,687,000

    We will not pay an underwriting discount for shares purchased in the offering by our organizers, and the underwriting discount that will apply to shares purchased in the offering by individuals referred to the underwriters by our organizers, up to 410,000 shares, will equal 3.0% of the public offering price, or $.30 per share. The underwriting discount that will apply to all other shares purchased in the offering will equal 7.0% of the public offering price, or $.70 per share. The underwriters' discount shown in the foregoing table reflects a blended rate based on the assumption that 800,000 of the shares will have either no discount or the 3.0% discount. The underwriters have the right to purchase up to an additional 316,500 shares at $10.00 per share, less the underwriters' discount of $.70 per share, within 30 days after the date of this prospectus to cover over-allotments.

    The underwriters expect to deliver the shares of common stock on       ,
2000.

[LOGO]                                                                             PaineWebber Incorporated

                                           , 2000

                       PINNACLE FINANCIAL PARTNERS, INC.

                                      AND

                       PINNACLE NATIONAL BANK (PROPOSED)

                                  MARKET AREA

[LOGO]

                                    SUMMARY

    THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. WE ENCOURAGE YOU TO READ CAREFULLY THE ENTIRE PROSPECTUS BEFORE INVESTING. UNLESS OTHERWISE STATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS DO NOT EXERCISE THE OVER-ALLOTMENT OPTION.

PINNACLE FINANCIAL AND PINNACLE NATIONAL

    Pinnacle Financial Partners, Inc. is a Tennessee corporation that was incorporated on February 28, 2000 to organize and serve as the holding company for Pinnacle National Bank, a proposed national bank. Pinnacle National will operate as a community bank emphasizing personalized banking relationships with individuals and businesses located within its primary service area, which is comprised of metropolitan Nashville-Davidson County and the surrounding counties of Cheatham, Dickson, Robertson, Rutherford, Sumner, Williamson and Wilson.

    On March 29, 2000 we applied for approval from the Office of the Comptroller of the Currency to organize Pinnacle National as a national bank in Nashville, Tennessee. In our application, we indicated to the OCC that we anticipate raising $25.0 million in capital and investing approximately $22.6 million in Pinnacle National. Accordingly, in order to receive final approval of our application to organize Pinnacle National, we anticipate that we will be required to invest a minimum of $22.6 million in Pinnacle National, receive FDIC approval of our application for deposit insurance and implement appropriate banking policies and procedures. We filed an application with the FDIC for Pinnacle National to obtain deposit insurance on March 29, 2000, and plan to file an application with the Federal Reserve for Pinnacle Financial to become a bank holding company and to acquire all of the capital stock of Pinnacle National. After receiving all necessary regulatory approvals, we plan to begin operations in our permanent facility in the third or fourth quarter of 2000.

WHY WE ARE ORGANIZING A NEW BANK IN NASHVILLE, TENNESSEE

    The economic stability and growth of the Nashville-Davidson County area are important to the economic stability and growth of our entire primary service area. Our primary service area's economic strength comes from its large employer base, which includes the national, state or corporate headquarters of a number of large corporations such as Nissan Motor Manufacturing Corporation U.S.A., BellSouth, the Kroger Company, and Columbia/HCA Healthcare Corporation. Additionally, according to the Nashville Area Chamber of Commerce, the regional economy continues to benefit from low unemployment, consistent job growth, substantial outside investment, and expansion and broadening of its labor force. We anticipate that these factors will cause more businesses to relocate to, or start operations in, the Nashville-Davidson County area and, in turn, will increase the demand for depository and lending services within our market.

    We believe that our primary service area will sustain continued growth. According to estimates compiled by CACI Marketing Systems, Inc., the 1999 population for our primary service area exceeded 1.1 million, representing a 19.4% increase over the area's 1990 population. Additionally, CACI projects that by 2004, the population for our primary service area will increase by over 100,000, with the number of households rising by 9.3% to approximately 496,000 during the same period. As a result, we anticipate that the area's expanding population and expected growth in total households will enlarge Pinnacle National's potential customer base.

    According to the FDIC, bank and thrift deposits in Pinnacle National's primary service area grew from approximately $12.9 billion in June 1995 to more than $16.1 billion in June 1999. This multi-billion dollar deposit base is primarily controlled by large, multi-state banks headquartered outside of Nashville, which include AmSouth, Bank of America, First Union, SunTrust and Union Planters. Although these large, multi-state institutions are well established in the area, community banks have been successful in competing with these larger banks for deposits. For example, over the four-year period from June 1995 to June 1999, the combined market deposits for these large, multi-state banks increased by only 17.1%; whereas, the combined market deposits for the five largest community banks operating within our primary service area increased by 72.3% during the same period. See "Our Proposed Business--Market Opportunities--Competition" on page 22.

    Although the general trend of community banks outpacing these large, multi-state competitors in relative deposit growth is favorable to our proposed business, we believe that positioning ourselves as solely a community bank is not enough. In the wake of modern technology and the prosperity of the United States' financial markets over the past decade, banking clients have generally become more sophisticated in their approach to selecting financial services providers. We believe that the most important criteria to our targeted clients when selecting a bank is their desire to receive exceptional customer service while being able to enjoy convenient access to a broad array of sophisticated financial products. Additionally, if presented with a choice, we believe that many of these individuals and businesses would prefer to deal with a locally-owned and headquartered institution. Although there are currently three Nashville-Davidson County based community banks, we believe we can distinguish ourselves by providing the level of personal service often associated with a community bank while also offering the requisite technology and skilled advisors to deliver more sophisticated financial products and services than a typical community bank.

DIRECTORS AND OFFICERS

    Our directors, who are also the proposed directors of Pinnacle National, consists of 10 of our 14 organizers and include:

- Sue G. Atkinson
- Colleen Conway-Welch
- Clay T. Jackson
- John E. Maupin, Jr.
- Robert A. McCabe, Jr.

- Robert E. McNeilly, Jr.
- Dale W. Polley
- James L. Shaub, II
- Reese L. Smith, III
- M. Terry Turner

All of our directors are residents of Nashville's metropolitan area and are active in their local communities. As a result, our directors intend to utilize their diverse backgrounds and their extensive local business relationships to attract clients from all segments of Pinnacle National's primary service area. See "Management" on page 30.

    Additionally, we have retained the following experienced individuals to serve on our senior management team:

    - M. Terry Turner is the president and chief executive officer of Pinnacle Financial and the proposed president and chief executive officer of Pinnacle National. Mr. Turner has over 20 years of experience in the banking industry and has served in various management positions throughout his career with both Park National Bank in Knoxville and First American National Bank in Nashville, including serving as the president of First American's general banking and investment services group divisions.

    - Robert A. McCabe, Jr. is the chairman of the board of Pinnacle Financial and the proposed chairman of the Board of Pinnacle National. Mr. McCabe has over 24 years of experience in the banking industry, including serving as vice chairman of the board of First American Corporation in Nashville.

    - Hugh M. Queener is the executive vice president and chief administrative officer of Pinnacle Financial and the proposed executive vice president and chief administrative officer of Pinnacle National. Mr. Queener has over 17 years of experience in banking, including serving as executive vice president of retail lending for First American in Nashville.

    We believe that our executive officers' extensive banking experience is very strong for a community bank's management team; therefore, we anticipate that our ability to compete effectively will be enhanced because of the experience of our management team and their familiarity of the banking industry within our primary service area.

PHILOSOPHY AND STRATEGY

    Our philosophy is based on three major trends that we see in today's financial services industry:

    - Client usage of more sophisticated financial products continues to grow, causing traditional banks to lose market share to other types of financial services companies, such as mutual fund companies and securities brokerage firms.

    - Customers generally perceive that service levels at banks are decreasing. Additionally, small business owners want a reliable point of contact who is knowledgeable about their individual businesses and the financial products and services that are important to the success of their businesses.

    - There is significant growth in the demand for convenient access to financial services, particularly through ATMs, telephone banking and internet banking.

    In light of these trends, our management philosophy will be centered on delivering to individuals and small- to medium-sized businesses exceptional client service and effective financial advice through highly trained personnel who understand and care about the broad financial needs and objectives of our clients. Additionally, we intend to utilize sophisticated technologies that will allow our clients to access our products and services when it is convenient for them.

    In order to implement our philosophy, our specific business strategies will involve:

    - capitalizing on our directors' and officers' diverse community involvement, professional expertise, and personal and business contacts;

    - hiring and retaining highly experienced and qualified banking and financial personnel with established client relationships within our primary market area;

    - providing individualized attention with consistent, local decision-making authority;

    - offering a full line of financial services to include traditional depository and credit products, as well as investment and insurance products;

    - capitalizing on customer dissatisfaction that we believe exists and that has been caused by our competitors' less than satisfactory response to today's sophisticated financial needs of consumers and small- to medium-sized businesses;

    - establishing a distribution strategy designed to prudently expand our physical and virtual market presence that we believe will provide convenient banking access for our clients 24 hours a day;

    - positioning our main office in downtown Nashville to establish our connection with Nashville's prominent commercial and private banking markets;

    - utilizing technology and strategic outsourcers to provide a broad array of sophisticated and convenient products and services; and

    - implementing an aggressive marketing program to promote Pinnacle National's philosophy and market presence.

PRODUCTS AND SERVICES

    In general, Pinnacle National's target market will be consumers and small- to medium-sized businesses with annual revenues of less than $25,000,000. However, many of our products and services will be targeted at the financial needs of smaller business clients with annual revenues of less than $10,000,000 and individual clients who have significant borrowing and investment requests.

    We plan to offer our products and services through qualified financial advisors and personalized, technology-based delivery systems that will provide our clients with access to an array of sophisticated financial products typically offered only by larger banks. As a result, our sales process will be driven by the individual needs of our clients, and with the assistance of highly developed financial planning tools, we will focus on providing specific advice tailored to meet the financial goals of our individual clients. For the consumer, this will result in a case-by-case assessment of an individual's investment, insurance and debt financing needs; for the small- to medium-sized business, this will entail various cash management information systems that will permit timely and accurate management of cash resources. Additionally, we anticipate that our professional staff will often work in partnership with our client's financial advisory team, which may include the client's attorney, accountant, or other financial advisor.

    Pinnacle National will also offer traditional banking products and services, including checking, savings, interest-bearing checking, money market, certificate of deposit, IRA and cash management accounts. Ancillary services will also be offered, such as debit and credit card services and direct deposit.

THE OFFERING AND OWNERSHIP BY OUR ORGANIZERS AND DIRECTORS

    We are offering 2,500,000 shares of our common stock for $10.00 per share. Our organizers and directors intend to purchase 391,000 shares, which will represent 15.6% of the shares outstanding after the offering. In recognition of our organizers' financial risk and efforts in organizing Pinnacle Financial and Pinnacle National, our organizers are being offered by this prospectus, at no cost to them, warrants to purchase one additional share of our common stock, at $10.00 per share, for every two shares they purchase in the offering. Given the intent of our organizers to purchase 391,000 shares in this offering, we expect to issue to our organizers warrants to purchase up to an aggregate of 195,500 additional shares of our common stock. We believe our organizers' financial interest in Pinnacle Financial will encourage their active participation in growing our business. We hope to sell the remaining shares to individuals and businesses primarily within the Nashville metropolitan area who share our desire to support a new community bank.

    The 2,500,000 shares of common stock offered does not include the over-allotment option granted to the underwriters to purchase up to 316,500 additional shares, 195,500 shares issuable upon the exercise of the warrants issued to our organizers or 520,000 shares that we may issue from time to time under our stock incentive plan.

USE OF PROCEEDS

    We will use $22.6 million raised in this offering to capitalize Pinnacle National. This is the amount of capital that we have indicated to the Office of the Comptroller of the Currency that we anticipate investing in Pinnacle National prior to its opening. We anticipate using the $827,000 in net proceeds remaining after capitalizing Pinnacle National to repay the amount drawn on our line of credit, to provide Pinnacle Financial with working capital and for other general business purposes. Additionally, Pinnacle National will use the funds that it receives from Pinnacle Financial to repay Pinnacle Financial for its pre-opening and organizational expenses, lease the site for its main and temporary offices, fund its lease-hold improvements, furnish its facilities, open four additional offices by the first quarter of 2002, and provide general working capital for its operations. For more detailed information, see "Use of Proceeds" on page 13.

LOCATION OF OFFICES

      The address and phone number of our temporary executive office are:

                                   Suite 306
                              3401 West End Avenue
                           Nashville, Tennessee 37203
                                 (615) 250-1800

      Our permanent main office and executive offices will be located at:

                              The Commerce Center
                              211 Commerce Street
                           Nashville, Tennessee 37201

    Our main office will consist of approximately 12,135 square feet of leased office space in The Commerce Center located on the corner of 3(rd) Street and Commerce Street. We plan to begin tenant build-out of our main office in the second quarter of 2000, which we anticipate will be completed by the end of the third quarter of 2000. Once completed, we will begin banking operations out of our main office facility. Accordingly, we anticipate that we will open for business in our main office location in the third or fourth quarter of 2000.

    We anticipate that the downtown location of our main office will provide us with desired visibility in Nashville's prominent commercial and private banking markets. However, as in most metropolitan markets, there is a growing demand for more convenient access to banking and investment products and services by banking clients. Consequently, as part of our strategy to provide convenient access to our banking products and services and to expand our market visibility, we expect to implement a distribution strategy that we believe will be a prudent expansion of Pinnacle National's proposed operations. Under our distribution strategy, we anticipate opening offices in the Brentwood area, the Belle Meade/Green Hills area, the Rivergate Mall or Hendersonville area, and the Bellevue area within the first two years of Pinnacle National's operations. Each of these areas listed are currently within our primary service area and represent, in the view of our management, important sub-markets of our overall primary service area. As of the date of this prospectus, we have not selected or procured any actual site locations, and there can be no assurance that we will open these offices, or if opened, that they will be profitable.

                                  RISK FACTORS

    THE FOLLOWING PARAGRAPHS DESCRIBE WHAT WE BELIEVE ARE THE MATERIAL RISKS OF AN INVESTMENT IN THE COMMON STOCK. WE MAY FACE OTHER RISKS AS WELL, WHICH WE HAVE NOT ANTICIPATED. AN INVESTMENT IN THE COMMON STOCK INVOLVES A SIGNIFICANT DEGREE OF RISK, AND YOU SHOULD NOT INVEST IN THE COMMON STOCK UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. BEFORE DECIDING TO INVEST IN THE COMMON STOCK, PLEASE CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING THE CAUTIONARY STATEMENT FOLLOWING THE RISK FACTORS REGARDING THE USE OF FORWARD-LOOKING STATEMENTS.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE FINANCIAL PERFORMANCE.

    We do not have any operating history on which to base any estimate of our future earning prospects. Pinnacle Financial was only recently formed, and Pinnacle National will not receive final approval from the Office of the Comptroller of the Currency to begin operations until after this offering is completed. Consequently, there is no historical operating or financial information that would be helpful in deciding whether to invest in Pinnacle Financial.

WE EXPECT TO INCUR LOSSES INITIALLY, AND YOU MAY NOT RECOVER ALL OR ANY PART OF YOUR INVESTMENT IF WE DO NOT BECOME PROFITABLE.

    Most new banks incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. If we are ultimately unsuccessful, you stand to lose part or all of your investment in the common stock. Additionally, Pinnacle National's loans will initially be unseasoned--new loans to new borrowers. As a result, it will take several years to establish the borrowers' payment histories, making it more difficult to evaluate the quality of the loan portfolio. Our profitability will depend on Pinnacle National's profitability, and we can give no assurance that Pinnacle National will ever operate profitably. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 17.

FAILURE TO IMPLEMENT OUR BUSINESS STRATEGIES MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

    If we cannot implement our business strategies, we will be limited in our ability to develop business and serve our clients, which will in turn have an adverse effect on our financial performance. The organizers have developed a business plan that details the strategies that we intend to implement in our efforts to achieve profitable operations. Our business strategy includes hiring and retaining experienced and qualified employees and attracting individual and business clients by providing effective advice and responding quickly to their various banking needs. Even if the key elements of our business strategy are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Our Proposed Business--Philosophy and Strategy" on page 23.

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY IMPAIR OUR OPERATIONS.

    If any of our executive officers were to leave Pinnacle National, our operations could suffer due to the costs associated with recruiting new personnel and orienting them to our business. Particularly, we believe M. Terry Turner, Robert A. McCabe, Jr. and Hugh M. Queener are important to our success, and if they terminate their employment with us, our financial condition and results of operations may be adversely affected. These executives have been instrumental in our organization and will be the key management officials in charge of our daily business operations. While we have entered into three-year employment agreements with Mr. Turner and Mr. Queener and anticipate entering into a three-year employment agreement with Mr. McCabe, Mr. Turner's and
Mr. Queener's current agreements and   Mr. McCabe's proposed agreement do not
contain non-competition or non-solicitation provisions; therefore, we cannot be assured of their continued service. See "Executive Compensation--Employment Agreements" on page 38.

    Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If any of our directors discontinue his or her relationship with us for whatever reason, or if the composition of our board of directors changes materially, our growth could be adversely affected. See "Management" on page 30.

A DELAY IN BEGINNING PINNACLE NATIONAL'S OPERATIONS WILL RESULT IN ADDITIONAL LOSSES.

    A delay in the start of Pinnacle National's operations will increase pre-opening expenses and postpone Pinnacle National's realization of potential revenues. This could cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, coupled with our lack of revenue. Although we expect to receive all final regulatory approvals and to begin business in the third or fourth quarter of 2000, we can give no assurance as to when, if at all, these events will occur.

IF REGULATORY CONDITIONS ARE NOT SATISFIED, WE MAY DISSOLVE AND LIQUIDATE AND YOU MAY ONLY RECEIVE A PORTION, IF ANY, OF YOUR INVESTMENT.

    If we do not receive final approval for Pinnacle National to start its banking operations, we anticipate that we will dissolve Pinnacle Financial. If we dissolve Pinnacle Financial after the close of the offering, shareholders will recover only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all organizational, pre-opening and offering expenses, including any lease obligations and capital costs, incurred through the time that Pinnacle Financial is finally dissolved. Although we have applied for the requisite regulatory approvals to begin banking operations, final approvals may not be granted in a timely manner, if at all. The closing of this offering is not conditioned upon the receipt of final regulatory approvals.

WE WILL FACE STRONG COMPETITION FOR CLIENTS, ESPECIALLY FROM LARGE AND MORE ESTABLISHED FINANCIAL INSTITUTIONS, WHICH MAY HINDER US FROM OBTAINING CLIENTS AND MAY CAUSE US TO PAY HIGHER INTEREST RATES ON OUR DEPOSITS OR CHARGE LOWER INTEREST RATES ON OUR LOANS THAN OUR COMPETITORS' RATES FOR AN EXTENDED PERIOD.

    We anticipate offering very competitive loan and deposit rates as we establish ourselves in the market, but if excessive competition forces us to offer more aggressive pricing indefinitely, our net interest margin will suffer and our financial performance will be negatively impacted. Pinnacle National will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. With multiple financial institutions already doing business in the Nashville metropolitan area and the possibility that additional competitors may enter the market in the future, we will be faced continuously with significant competition. Moreover, some of these competitors are not subject to the same degree of regulation as we will be and may have greater resources than will be available to us. Competition from non-traditional financial institutions may also affect our success due to the enactment of the Gramm-Leach-Bliley Act. See "Our Proposed Business--Market Opportunities--Competition" on page 22.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CLIENTS BECAUSE OUR LENDING LIMITS WILL BE SIGNIFICANTLY LOWER THAN THEIRS.

    Our lending limit will be significantly less than the limits for most of our competitors, and may hinder our ability to establish relationships with larger businesses in our market area. A national bank's legal lending limit to a single borrower is equal to 15% of its capital and surplus plus an additional 10%, if the amount that exceeds 15% is fully secured by readily marketable collateral. Based on Pinnacle National's proposed capitalization, Pinnacle National's initial legal lending limit will be approximately $3.3 million for loans not fully secured plus an additional $2.2 million, or an estimated total of $5.5 million, for loans that meet the federal guidelines. These legal limits will increase or decrease as Pinnacle National's capital increases or decreases as a result of its earnings or losses, among other reasons. Our management team has also adopted an internal lending limit of $1.5 million, which will initially be lower than the applicable legal limit. Based on either our internal lending limit or our legal lending limit, Pinnacle National will need to sell participations in its loans to other financial institutions in order to meet the lending needs of our clients requiring extensions of credit above these limits. However, our strategy to accommodate larger loans by selling participations in those loans to other financial institutions may not be successful. See "Our Proposed Business--Lending Services--Lending Limits" on page 25.

GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND
GROWTH.

    We are subject to extensive government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations. These regulations are intended primarily to protect depositors, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. In particular, with the enactment of the Gramm-Leach-Bliley Act, many federal and state laws barring affiliations between banks, securities firms, insurance companies and other financial services providers have been eliminated. We believe the removal of these barriers may significantly increase competition in our industry. See "Supervision and Regulation" on page 52.

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME.

    Our profitability will depend substantially on Pinnacle National's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations--Liquidity and Interest Rate Sensitivity" on page 18.

AN ECONOMIC DOWNTURN, ESPECIALLY ONE AFFECTING OUR PRIMARY SERVICE AREA, MAY REDUCE OUR DEPOSIT BASE AND THE DEMAND FOR OUR LOANS AND OTHER PRODUCTS AND MAY DECREASE OUR EARNINGS.

    As a holding company for a community bank, our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of our larger competitors, the majority of Pinnacle National's borrowers and depositors will be individuals and small- to medium-sized businesses located or doing business in our primary service area. The relatively small size of our loan portfolio will prevent us from being as diversified as our larger competitors. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in our limited market area could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Pinnacle National. See "Our Proposed Business" on page 20.

OUR ABILITY TO PAY DIVIDENDS TO OUR SHAREHOLDERS IS LIMITED AND DEPENDS ON PINNACLE NATIONAL'S ABILITY TO PAY DIVIDENDS AND THE JUDGMENT OF OUR BOARD OF DIRECTORS.

    Pinnacle Financial will initially have no source of income other than dividends that it receives from Pinnacle National. Accordingly, our ability to pay dividends will depend on Pinnacle National's ability to pay dividends to Pinnacle Financial. Additionally, bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our plans to build capital, it will be our policy to reinvest earnings for an undetermined period of time. As a result, we do not plan to pay dividends until we recover any losses that we may have incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the boards of directors of Pinnacle Financial and Pinnacle National consider relevant. See "Dividends" on page 16.

WE DETERMINED THE PUBLIC OFFERING PRICE ARBITRARILY, AND OUR FUTURE STOCK PRICE MAY FLUCTUATE BELOW THE INITIAL PUBLIC OFFERING PRICE ONCE THE SHARES BECOME FREELY TRADABLE.

    Pinnacle Financial and the underwriters arbitrarily set the public offering price after considering capital needs, prevailing market conditions and the price of comparable publicly traded companies. Because we have no operating history, the public offering price could not be based on historical measures of our financial performance and does not bear any relationship to Pinnacle Financial's assets, book value, net worth or any other recognized criteria of value. Therefore, the public offering price may not reflect the market price for the common stock after the offering. Several factors will cause the market price to fluctuate after the offering, some of which are beyond our control, and the price for the common stock may drop below its initial public offering price. These factors include our results of operations, financial analysts' future estimates of our earning potential, economic conditions in our market area and trends in the banking industry. See "Underwriting" on page 50.

WE WILL NOT HAVE A LARGE NUMBER OF SHAREHOLDERS NOR A LARGE NUMBER OF SHARES OUTSTANDING AFTER THE OFFERING, WHICH MAY LIMIT YOUR ABILITY TO SELL YOUR SHARES OF COMMON STOCK.

    Prior to the offering, there has been no public market for Pinnacle Financial's common stock and the development of an active trading market normally requires a significant number of shares and shareholders. We plan to issue 2,500,000 shares of our common stock in this offering, excluding the underwriters' over-allotment option of 316,500 additional shares. If an active trading market does not develop or continue after the offering, you may not be able to sell your shares at or above the price at which these shares are being offered to the public. Although the underwriters intend to apply to have quotations for our common stock posted on the OTC Bulletin Board, an active trading market may not develop or continue after the offering. Additionally, the sale of a large block of shares outstanding after the close of the offering could adversely affect the market price of the common stock. We anticipate that our directors and executive officers will purchase 391,000 shares or 15.6% of our common stock in the offering, which will be subject to resale limitations after the close of the offering. Specifically, our directors and executive officers have agreed with the underwriters not to sell the shares they purchase in the offering for a period of 180 days after the date of this prospectus without the underwriters' consent. After the 180-day period, the shares held by our organizers and executive officers will be eligible for sale subject to the resale limitations of Rule 144 of the Securities Act. You should consider carefully the limited liquidity of your investment before purchasing any shares of the common stock. See "Underwriting" on page 50 and "Shares Eligible for Future Sale" on page 49.

EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE DILUTION OF YOUR OWNERSHIP IN PINNACLE FINANCIAL.

    Our organizers and executive officers and other individuals employed by us may exercise their warrants or options to purchase common stock, which would result in the dilution of your proportionate interest in Pinnacle Financial. At the close of the offering, we expect that shareholders who are not organizers, directors or executive officers of Pinnacle Financial will own 2,109,000 shares, or approximately 84.4%, of our outstanding common stock. Upon completion of this offering, however, we will issue to our organizers warrants to purchase a total of up to 195,500 shares of common stock, and will issue to our executive officers, under our stock incentive plan, options to purchase up to a total of 120,000 shares of common stock. If these warrants and options granted to our organizers and executive officers were exercised in full, the ownership percentage of our shareholders who are not directors or executive officers would drop from 84.4% to 74.9% of our outstanding common stock. The warrants issued to our organizers will vest in one-third annual increments over three years and will be exercisable at a price of $10.00 per share. The options issued to our executive officers will vest in one-fifth annual increments over five years and will be exercisable at a price of $10.00 per share. The remaining 400,000 shares reserved for issuance under our stock incentive plan may be granted to our employees by us in a manner consistent with the plan and on terms determined by our human resources committee to be in our best interest. See "Executive Compensation" on page 38.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON TERMS FAVORABLE TO US, IF AT ALL.

    In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities on terms acceptable to us, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price at which we are selling shares in this offering. In addition, the holders of warrants or options could exercise them at a time when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the warrants or options.

OUR BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND SHARES OF PREFERRED STOCK WHICH, IF ISSUED, MAY DILUTE YOUR OWNERSHIP INTEREST, REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND ADVERSELY AFFECT YOUR VOTING RIGHTS.

    Our board of directors is authorized by our charter to issue additional shares of common stock and shares of preferred stock without the consent of our shareholders. If we issue additional shares of common stock after the close of the offering, your percentage interest in Pinnacle Financial would be diluted. Additionally, preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution or winding up. The existence of rights that are senior to common stock may reduce the price of our shares of common stock. Other than the issuance of common stock subject to warrants and options granted to our organizers and executive officers, we do not have any current plans to issue any shares of common stock or preferred stock after the close of the offering.

OUR DIRECTORS AND OFFICERS COULD HAVE THE ABILITY TO INFLUENCE SHAREHOLDER ACTIONS IN A MANNER THAT MAY BE ADVERSE TO YOUR PERSONAL INVESTMENT OBJECTIVES.

    Together, our directors and executive officers may be able to influence the outcome of director elections or block a significant transaction, such as a merger or acquisition, that might otherwise be approved by the shareholders. For example, to be elected, a director nominee generally must receive more votes than any other nominee for the same seat on the board of directors; a merger or acquisition not adopted by two-thirds of our board of directors generally must be approved by a two-thirds vote of the shareholders; and, most other matters generally require that more shares be voted for rather than against the proposal. We anticipate that our directors and executive officers will directly or indirectly own 391,000 shares or 15.6% of our outstanding common stock after the close of the offering. Additionally, we will be issuing warrants and options to our directors and executive officers. Although these warrants and options will vest over time, if our directors and executive officers exercised all of their warrants and options, they could directly or indirectly own 706,500 shares, representing 25.1% of our outstanding common stock. Consequently, our directors and executive officers, as a group, may hold enough shares to effectively block a potential merger or acquisition, or any other important matter requiring the affirmative vote of two-thirds of our outstanding common stock, and may significantly influence the outcome of a vote on any other matter. See "Selected Provisions of the Charter and Bylaws" on page 45.

YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES BECAUSE TENNESSEE STATE LAW AND OUR CHARTER LIMIT THE ABILITY OF OTHERS TO ACQUIRE US.

    In many cases, shareholders receive a premium for their shares when a company is purchased by another. Under Tennessee law, however, no bank holding company may acquire control of Pinnacle Financial until Pinnacle National has been incorporated for five years. In addition, state and federal law and our charter make it difficult for anyone to purchase Pinnacle Financial without approval of our board of directors. These provisions include the existence of preferred stock, staggered terms for the directors, restrictions on the ability to change the number of directors or to remove a director, supermajority voting requirements and flexibility in considering acquisition proposals. See "Selected Provisions of Our Charter and Bylaws" on page 45.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements concerning Pinnacle Financial and Pinnacle National and their operations, performance, financial conditions and likelihood of success. Forward-looking statements are based on many assumptions and estimates, and include statements about the competitiveness of the banking industry, potential regulatory obligations, our business strategies and other statements that are not historical facts. When used in this prospectus, the words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan" and "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve many risks and uncertainties, some of which are beyond our control, actual results may differ materially from those expressed in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors" beginning on page 6 of this prospectus. We urge you to carefully consider these factors prior to making an investment in our common stock.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds of $23,567,000 from the sale of 2,500,000 shares of common stock in the offering, after deducting the estimated underwriting discount of $1,313,000 and estimated offering expenses of $120,000. If the underwriters exercise their over-allotment option in full, we will receive $2,943,450 in additional net proceeds, after deducting an additional underwriting discount of $221,550. We established a line of credit with The Bank of Nashville in the current amount of $700,000 at 0.50% above the prime rate, as published in the Money Rates section of THE WALL STREET JOURNAL, to pay both Pinnacle Financial's organizational expenses and Pinnacle National's organizational and pre-opening expenses incurred prior to the completion of the offering. We anticipate that the line of credit amount will increase as working capital needs of Pinnacle Financial and Pinnacle National grow through the organizational phase. We intend to pay off this line of credit with proceeds that we receive from this offering. The following two sections describe our proposed use of proceeds based on our present plans and business conditions.

USE OF PROCEEDS BY PINNACLE FINANCIAL

    The following table shows the anticipated use of the proceeds by Pinnacle Financial. We describe Pinnacle National's anticipated use of proceeds in the following section.

                                                                            PERCENTAGE
                                                                             OF GROSS
                                                                AMOUNT       PROCEEDS
                                                              -----------   ----------
Gross proceeds from offering................................  $25,000,000      100.0%
Underwriters' discount......................................  $ 1,313,000        5.3%
Organizational expenses.....................................  $   140,000        0.6%
Offering expenses...........................................  $   120,000        0.5%
Investment in capital stock of Pinnacle National............  $22,600,000       90.4%
                                                              -----------
Remaining proceeds..........................................  $   827,000        3.3%
                                                              ===========

    We will use $22.6 million to capitalize Pinnacle National. We will initially invest the remaining net proceeds, and any proceeds received upon the exercise of the over-allotment option granted to the underwriters, in United States government securities or deposit them with Pinnacle National. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to Pinnacle National, if necessary. Although we do not have any specific plans for future acquisitions, we may also use the proceeds to establish or acquire other financial institutions or financially related businesses if deemed appropriate.

USE OF PROCEEDS BY PINNACLE NATIONAL

    The following table shows the anticipated use of the proceeds allocated to Pinnacle National. These proceeds will be in the form of an investment in Pinnacle National's common stock by Pinnacle Financial. The following table shows the use of proceeds of Pinnacle National for a period of 12 months from the completion of this offering. Leasehold improvements, furniture, fixtures and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. Pinnacle National will use the remaining proceeds to make loans, purchase securities and otherwise conduct business operations, which would include the payment of working capital expenses such as salaries and benefits, advertising, data processing and other operational expenses that exceed initial operating income. We believe that the net proceeds of this offering will satisfy our capital requirements for at least 12 months following the opening of Pinnacle National.

                                                                                PERCENTAGE OF
                                                                             PINNACLE NATIONAL'S
                                                                AMOUNT      INITIAL CAPITALIZATION
                                                              -----------   ----------------------
Investment by Pinnacle Financial in Pinnacle National's
  common stock..............................................  $22,600,000           100.0%
Pre-opening and organizational expenses.....................  $   865,000             3.8%
Tenant build-out of our main office, including furniture,
  fixtures and equipment....................................  $ 1,650,000             7.3%
Branch expansion (two branches).............................  $ 2,800,000            12.4%
Rental payments for our main office (12 months).............  $   246,000             1.1%
Rental payments for West End Lease (4 months)...............  $     5,000              --
                                                              -----------
Remaining proceeds..........................................  $17,034,000            75.4%
                                                              ===========

                                 CAPITALIZATION

    The following table shows Pinnacle Financial's capitalization as of March 31, 2000 and its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of 2,500,000 shares of common stock in the offering.

    M. Terry Turner, president and chief executive officer of Pinnacle Financial, has purchased one share of Pinnacle Financial's common stock at a price of $10.00. Pinnacle Financial will redeem this share for $10.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants held by the organizers or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Description of Our Capital Stock--Organizers' Shares and Warrants" on page 44 and "Executive Compensation--Stock Incentive Plan" on page 40.

SHAREHOLDERS' EQUITY                                           ACTUAL        AS ADJUSTED
--------------------                                          --------       -----------
Preferred stock, no par value, 10,000,000 shares authorized;
  no shares issued or outstanding...........................        --                --
Common stock, $1.00 par value, 10,000,000 shares authorized;
  1 share issued and outstanding; 2,500,000 shares issued
  and outstanding as adjusted...............................  $      1       $ 2,500,000
Additional paid-in capital(1)...............................  $      9       $21,067,000
Deficit accumulated during the development stage............   (87,098)(2)    (1,005,000)(3)
                                                              --------       -----------
      Total shareholders' equity............................  $(87,088)      $22,562,000
                                                              ========       ===========
Book value per share(4).....................................       N/A       $      9.02
                                                                             ===========

------------------------

(1) The expenses of the offering will be charged against this account. We estimate that the offering expenses will be $1,433,000, which includes $1,313,000 in underwriting discounts and $120,000 in other offering expenses, including legal, accounting and printing expenses, and registration fees.

(2) This deficit reflects organizational and pre-opening expenses incurred through March 31, 2000, consisting primarily of salaries, legal and consulting fees.

(3) The "As Adjusted" accumulated deficit results from estimated organizational and pre-opening expenses of $1,005,000 incurred through Pinnacle National's target opening date of September 30, 2000. Actual organizational and pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(4) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $.98, resulting from recognition of organizational and pre-opening expenses and charging the offering expenses against paid-in capital.

                                   DIVIDENDS

    Initially, we intend to retain all of our earnings to support our operations and to expand our business. Additionally, we are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, we do not plan to pay dividends at least until such time as we become profitable and recover any losses incurred during our initial operations. Our payment of future dividends and our dividend policy will depend on our earnings, capital requirements and our financial condition, as well as other factors that our board of directors considers relevant. See "Supervision and Regulation--Payment of Dividends" on page 57.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                               PLAN OF OPERATIONS

    Pinnacle Financial's financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See "Index to Financial Statements."

    Pinnacle Financial was incorporated on February 28, 2000 to serve as a holding company for Pinnacle National Bank, a proposed national bank. Since February 28, 2000, our main activities have been:

    - seeking, interviewing and selecting our directors and officers;

    - preparing our business plan;

    - securing a line of credit;

    - applying for a national bank charter;

    - applying for FDIC deposit insurance;

    - applying to become a bank holding company; and

    - raising equity capital through this offering.

    From our inception on February 28, 2000 to the close of the offering, Pinnacle Financial's operations have been and will continue to be funded through a line of credit from The Bank of Nashville. The line of credit is in the amount of $700,000, of which $300,000 was outstanding as of May 25, 2000. The line of credit bears interest at 0.50% above the prime rate, as published in the Money Rates section of THE WALL STREET JOURNAL, is due on February 28, 2001 and is guaranteed by 12 of our 14 organizers. See "Related Party Transactions" on page 43. We anticipate that the line of credit amount will increase as working capital needs of Pinnacle Financial and Pinnacle National grow through the organizational phase. We plan to repay the line of credit in full after the close of the offering.

FINANCIAL RESULTS

    From February 28, 2000 through March 31, 2000, our net loss amounted to $87,098. The estimated net loss for the period from February 28, 2000 through September 30, 2000, the anticipated opening date of Pinnacle National, is $1,005,000, which is attributable to the following estimated expenses:

Salaries and benefits.......................................  $  690,000
Legal, consulting and professional fees.....................     225,000
Other pre-opening expenses..................................      90,000
                                                              ----------
Total.......................................................  $1,005,000
                                                              ==========

OFFICES

    On March 16, 2000, Pinnacle Financial entered into an agreement with Commerce Street Associates to lease 12,135 square feet of office space in an office building known as The Commerce Center located on the corner of 3(rd) Street and Commerce Street, Nashville, Tennessee. The leased property will be the site for our main office. The planned tenant build-out of our main office is expected to begin in the second quarter of 2000 with total costs, including furniture, fixtures and equipment, estimated at $1.66 million. After Pinnacle National is capitalized, it will assume our lease with Commerce Street Associates and will pay the remaining balance of the renovation costs incurred. The term of our main office lease is 10 years with initial monthly rent being $20,471.21.

    The tenant build-out of our main office is expected to be completed by the end of the third quarter 2000. Consequently, we anticipate opening for business in the third or fourth quarter of 2000, soon after these lease-hold improvements are completed. However, until our main office is ready for us to occupy, our temporary executive offices will continue to be located in Suite 306 of the 3401 West End Building, which is approximately four miles west of our main office facility. The initial lease term for our temporary facility began April 1, 2000 and ends February 28, 2001. We currently pay monthly rent in the amount of $1,758 for our temporary facility.

    We anticipate that our main office location downtown will provide us with desired visibility in Nashville's prominent commercial and private banking markets. However, as in most metropolitan markets, there is a growing demand for more convenient access to banking and investment products and services by banking clients. Consequently, as part of our strategy to provide convenient access to our banking products and services and to expand our market visibility, we expect to implement a distribution strategy that we believe will be a prudent expansion of Pinnacle National's proposed operations. Under our distribution strategy, we anticipate opening offices in the Brentwood area, the Belle Meade/Green Hills area, the Rivergate Mall or Hendersonville area, and the Bellevue area within the first two years of Pinnacle National's operations. Each of these areas listed are currently within our primary service area and represent, in the view of our management, important sub-markets of our overall primary service area. As of the date of this prospectus, we have not selected or procured any actual site locations, and there can be no assurance that we will open these offices, or if opened, that they will be profitable.

LIQUIDITY AND INTEREST RATE SENSITIVITY

    Since Pinnacle Financial has been in the organizational stage, there are no results of operations to present at this time. Nevertheless, once Pinnacle National begins operations, net interest income, Pinnacle Financial's primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

    Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or "gap," is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Pinnacle National's overall interest rate risk.

    We will regularly evaluate the balance sheet's asset mix in terms of several variables:

    - yield;

    - credit quality;

    - appropriate funding sources; and

    - liquidity.

    To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

    As Pinnacle National continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Pinnacle National's asset and liability committee will meet on a monthly basis to develop a strategy for the upcoming period.

    Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Pinnacle National's ability to maintain and increase deposits will serve as its primary source of liquidity.

    Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in Pinnacle Financial's liquidity increasing or decreasing in any material way in the foreseeable future.

CAPITAL ADEQUACY

    There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

    The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

    The second measure of capital adequacy relates to the leverage ratio. The Office of the Comptroller of the Currency has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. In the case of Pinnacle National and other banks that are experiencing growth or have not received the highest regulatory rating from their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

    We believe that the net proceeds of this offering will satisfy our capital requirements for at least the next 12 months following the opening of Pinnacle National. Accordingly, we do not anticipate that it will be necessary to raise additional funds to operate Pinnacle Financial or Pinnacle National for at least the next 12 months after Pinnacle National opens. All anticipated material expenditures for this period have been identified and provided for out of the proceeds of this offering. For additional information about planned expenditures, see "Use of Proceeds" on page 13.

                             OUR PROPOSED BUSINESS

BACKGROUND

    PINNACLE FINANCIAL. We incorporated Pinnacle Financial as a Tennessee corporation on February 28, 2000 to serve as a bank holding company that will own 100% of the capital stock of Pinnacle National. Pinnacle Financial plans to use $22.6 million of the net proceeds of this offering to purchase the capital stock of Pinnacle National. Initially, we will have no business operations other than owning and managing Pinnacle National.

    We anticipate filing an application with the Federal Reserve to become a bank holding company after we receive preliminary approval from the OCC to organize Pinnacle National. We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist Pinnacle National in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to Pinnacle National as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, which took effect March 11, 2000, a bank holding company may seek to become a financial holding company. A financial holding company may engage in activities that are financial in nature or incidental or complementary to a financial activity, including some insurance transactions, real estate development activities and merchant banking activities, in which Pinnacle National will be prohibited from engaging. Although we do not presently intend to become a financial holding company, we may be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities could be profitable. See "Supervision and Regulation--Pinnacle Financial" on page 52.

    PINNACLE NATIONAL. On March 29, 2000 we submitted our application to the Office of the Comptroller of the Currency to organize Pinnacle National. In our application, we indicated to the OCC that we anticipate raising $25.0 million in capital and investing approximately $22.6 million in Pinnacle National. Accordingly, in order to receive final approval of our application to organize Pinnacle National, we anticipate that we will be required to invest a minimum of $22.6 million in Pinnacle National, receive approval of our application to the FDIC for deposit insurance and implement appropriate banking policies and procedures. After receiving all necessary regulatory approvals, we anticipate beginning operations at our main office facility in the third or fourth quarter of 2000.

MARKET OPPORTUNITIES

    PRIMARY SERVICE AREA. Pinnacle National's primary service area, which comprises the Nashville Metropolitan Statistical Area, includes the following counties:

    - Cheatham County

    - Davidson County

    - Dickson County

    - Robertson County

    - Rutherford County

    - Sumner County

    - Williamson County

    - Wilson County

This area represents a geographic area that covers approximately 4,000 square miles, eight counties and a population in excess of one million.

    Pinnacle National's main office will be located in Nashville's central business district in downtown Nashville. The downtown market claims a variety of commercial establishments and entertainment venues, and we believe it to be a critical location for financial institutions requiring visibility within Nashville's prominent commercial and private banking markets. Accordingly, we believe that this location will be well suited for the business development efforts of the experienced relationship managers that we intend to hire. Additionally, during the first two years after Pinnacle National opens for business, we intend to establish four more offices within our primary service area. We believe these additional offices will strengthen our market presence, allowing us to grow our deposit base more rapidly.

    LOCAL ECONOMY. The economic success of our primary service area depends heavily upon the economic viability of Nashville, Tennessee. Nashville is the capital of Tennessee and an important transportation, business and tourism center within the United States. Additionally, the Nashville-Davidson County area has recently attracted a number of significant business relocations, and job growth continues in all sectors. For example, according to the Nashville Area Chamber of Commerce, over the first half of 1999 Nashville experienced employment gains as high as 6.7% in the finance and insurance sector, with service jobs growing at a rate of 4.8% over the same six-month period.

    Part of our primary service area's economic strength comes from its large employer base, which includes the national, state or corporate headquarters of a number of large corporations such as Nissan Motor Manufacturing Corporation U.S.A., BellSouth, the Kroger Company, and Columbia/HCA Healthcare Corporation. With its diverse employer base, our primary service area does not rely on any single industry sector. Additionally, according to the Nashville Area Chamber of Commerce, the regional economy continues to benefit from consistent job growth, substantial outside investment, and expansion and broadening of its labor force. We anticipate that these factors will cause more businesses to relocate to, or start operations in, our primary service area and, in turn, will increase the demand for depository and lending services within our market.

    According to the Nashville Area Chamber of Commerce, the largest private sector employers within our primary service area are Vanderbilt University and Medical Center and Columbia/HCA Healthcare Corporation. Our primary service area's top ten private-sector employers are listed below and illustrate the diversification of the area's business and trade.

OUR PRIMARY SERVICE AREA'S
TOP TEN PRIVATE-SECTOR EMPLOYERS                        TOTAL EMPLOYEES          INDUSTRY
--------------------------------                        ---------------   -----------------------
Vanderbilt University & Medical Center................      12,719        Education
Columbia/HCA Healthcare Corporation...................       8,100        Health care
Gaylord Entertainment.................................       6,454        Music and entertainment
Nissan Motor Manufacturing Corporation U.S.A..........       6,000        Manufacturing
Kroger Company........................................       5,750        Retail trade
Reemay, Inc...........................................       5,070        Manufacturing
United Parcel Service.................................       4,500        Service
First American National Bank (now AmSouth)............       4,200        Financial
Shoney's, Inc.........................................       4,125        Retail trade
St. Thomas Hospital...................................       4,000        Health care

    With 18 colleges and universities and four community colleges within 75 miles of Nashville, there is abundant opportunity for workforce preparation and ongoing development of existing workers. Since 1990, the labor market in the Nashville Economic Market, which is comprised of our primary service area and two additional counties--Maury and Montgomery, has increased 15.6% to 710,077 persons. The largest component of employment is non-agricultural services and retail/wholesale trade.

    POPULATION.  According to information compiled by CACI Marketing
Systems, Inc., during the period from 1990 to 1999 the population of our primary service area has grown from 985,026 to 1,176,596, representing an increase of 19.4%. By 2004, CACI projects the area's total population to grow by 100,000 to approximately 1,278,000. The following table shows the Nashville Area Chamber of Commerce's population data for each of the eight counties that comprise our primary service area.

                                                                        PERCENTAGE
COUNTY                                              1990       1999      INCREASE
------                                            --------   --------   ----------
Cheatham........................................   27,140     35,560       31.0%
Davidson........................................  510,784    541,490        6.0%
Dickson.........................................   35,061     41,482       18.3%
Robertson.......................................   41,494     51,499       24.1%
Rutherford......................................  118,570    169,862       43.3%
Sumner..........................................  103,281    126,227       22.2%
Williamson......................................   81,021    119,855       47.9%
Wilson..........................................   67,675     83,672       23.6%

    According to CACI's 1999 estimates, our primary service area has approximately 454,012 households, 41.6% of which are estimated to have household wealth (defined as financial net worth) of $100,000 or more. Additionally, based on the 1990 census, the median family income for our primary service area is $41,692. Although 40.6% of the population has income below this average, 39.8% of the population has income equal to or exceeding $50,000.

    COMPETITION. According to the FDIC, bank and thrift deposits in Pinnacle National's primary service area grew from approximately $12.9 billion in June 1995 to more than $16.1 billion in June 1999. This multi-billion dollar deposit base is primarily controlled by large, multi-state banks headquartered outside of Nashville, which include AmSouth, Bank of America, First Union, SunTrust and Union Planters. Although these large, multi-state institutions are well established in the area, community banks have been successful in competing with these larger banks for deposits. According to the FDIC, the following trends occurred in deposit market share from June 1995 to June 1999:

    - Total deposits for the large, multi-state banks described above grew 17.1%, compared to 24.6% growth in the overall deposit market.

    - The slower relative growth of these large banks resulted in their combined relative deposit market share falling from 78.3% to 73.7%.

    - The five largest community-oriented banks operating in the service area during the entire four-year period saw their total deposits grow 72.3%. These banks included Wilson Bank & Trust, Franklin National Bank, Cavalry Bank, The Bank of Nashville and Farmers Bank.

    - These five community banks increased their combined relative deposit market share from 5.8% to 8.1%.

    Although the general trend of community banks outpacing these large, multi-state competitors in relative deposit growth is favorable to our proposed business, we believe that positioning ourselves as solely a community bank is not enough. In the wake of modern technology and the prosperity of the United States' financial markets over the past decade, banking clients have generally become more sophisticated in their approach to selecting financial services providers. We believe that the most important criteria to our targeted clients when selecting a bank is their desire to receive exceptional customer service while being able to enjoy convenient access to a broad array of sophisticated financial products. Additionally, when presented with a choice, we believe that many of our targeted clients would prefer to deal with a locally-owned institution headquartered in Nashville, like Pinnacle National, as opposed to a large, multi-state bank.

    With the loss of Nashville's only large, locally headquartered bank, First American National Bank, we believe that there exists an opportunity for Pinnacle National to lure customers who may be dissatisfied away from large, multi-state competitors not based in Nashville, as well as from community banks that are not meeting their customers' sophisticated financial needs. Although The Bank of Nashville, Citizens Bank and Trust and Capital Bank & Trust operate as Nashville-based community banks, we believe we can distinguish ourselves by providing the level of personal service often associated with a community bank while also offering the requisite technology and skilled advisors to deliver more sophisticated financial products and services than a typical community bank.

    We understand that we will be continuously faced with significant competition and that new or existing community banks may establish or expand their operations into the Nashville-Davidson County area, the focal point of Pinnacle National's primary service area. However, currently none of the other larger community banks identified above has a significant presence in the Nashville-Davidson County area. For example, Cavalry Bank based in Murfreesboro, Tennessee has nine branches in Rutherford County and holds 18.0% of the county's deposit base; Franklin National Bank based in Franklin, Tennessee has four branches in Williamson County and holds 21.0% of the county's deposit base; Farmers Bank based in Portland, Tennessee has three branches in both Sumner and Robertson Counties and holds 9.6% of Sumner County's deposit base and 16.0% of Robertson County's deposit base; and Wilson Bank & Trust based in Lebanon, Tennessee has eight branches in Wilson County and holds 35.5% of the county's deposit base. Although we have no current plans to branch into these counties, it is foreseeable, however, that these other larger community banks could decide to extend their operations into the Nashville-Davidson County area, potentially having an adverse impact on our ability to gain market share.

    We also recognize that most of our competitors have substantially greater resources and lending limits than Pinnacle National. As a result, Pinnacle National may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers.

PHILOSOPHY AND STRATEGY

    Our philosophy is based on three major trends that we see in today's financial services industry:

    - Client usage of more sophisticated financial products continues to grow, causing traditional banks to lose market share to other types of financial services companies, such as mutual funds and securities brokerage firms. As a result, consumers are turning to a much broader set of institutions to meet the complexity of their growing financial needs. As investment choices multiply, consumers will likely search for professional guidance in making their financial decisions.

    - Customers generally perceive that service levels at banks are decreasing. However, this general perception does not mean that consumers are willing to accept or tolerate impersonal service. On the contrary, according to PSI Global, small business owners want a reliable point of contact who is knowledgeable about their businesses and the financial products and services that are important to the success of their businesses.

    - There is significant growth in the demand for convenient access to financial services, particularly through ATMs, telephone banking and internet banking.

    In light of these trends, our management philosophy will be centered on delivering to individuals and small- to medium-sized businesses exceptional client service and effective financial advice through highly trained personnel who understand and care about the broad financial needs and objectives of our clients. Additionally, we intend to utilize sophisticated technologies that will allow our clients to access our products and services when it is convenient for them.

    In order to implement our philosophy, our specific business strategies will involve the following:

    EXPERIENCED SENIOR MANAGEMENT. We are assembling a senior management team that possesses extensive experience in the banking industry, as well as substantial business and banking contacts in our market. For example, the proposed top three executives of Pinnacle National, Mr. Turner, Mr. McCabe and Mr. Queener, collectively have more than 64 years of banking experience, most of which is in the Nashville market. See "Management" on page 30.

    COMMUNITY-ORIENTED BOARD OF DIRECTORS. The majority of our board of directors consists primarily of long-time metropolitan Nashville residents with extensive contacts in our primary service area. The board of directors also represents a wide array of business experience and community involvement, and their continued active involvement will provide an opportunity to promote Pinnacle National and its products and services. We anticipate that our directors will bring substantial business and banking contacts to Pinnacle National as a result of their experience, involvement and community standing.

    SKILLED EMPLOYEES. We will strive to hire highly trained and seasoned associates that can bring with them existing client relationships established through their prior banking experience. If we are successful in hiring associates with established client relationships, Pinnacle National will be able to grow more rapidly than if we hired associates who require time to develop a client base. Additionally, we plan to train our associates to answer questions about all of our products and services, as well as on a breadth of financial topics, so that they will be in a position to provide effective financial advice.

    INDIVIDUAL CLIENT ATTENTION. We will focus on providing individualized service and attention to our clients, which will include individuals and small-to medium-sized businesses. We will concentrate on establishing and maintaining long-term client relationships by working to ensure that our clients have positive banking experiences. As our associates, officers and directors become familiar with each client on an individual basis, we will be able to respond to credit requests more quickly and be more flexible in approving loans based on collateral quality and personal knowledge of the client's banking needs.

    CAPITALIZE ON CUSTOMER DISSATISFACTION. With the general perception that service levels at banks are decreasing, we believe that many traditional banking clients are looking at alternative institutions like securities brokerage firms and mutual funds as their desired savings vehicle. Accordingly, we will endeavor to capitalize on those individuals and businesses who may be dissatisfied by what we perceive as impersonal customer service or the less than satisfactory response by some of our competitors to the sophisticated financial needs of today's consumers. By positioning ourselves as a locally-owned and locally-headquartered bank that delivers exceptional personal service and financial advice tailored for today's marketplace, we believe that we will draw many of these dissatisfied individuals and businesses to us.

    LOCAL DECISION-MAKING. We will emphasize local decision-making with experienced bankers and will focus on both employee retention and the delivery of personal, professional and responsive service. As Pinnacle National expands into other communities, it intends to maintain its policy of making decisions locally. This will allow Pinnacle National to be more responsive to client requests and to the needs of clients within the particular community.

    STRATEGIC LOCATIONS. Pinnacle National's main office will be located in Nashville's central business district in downtown Nashville, a critical location for financial institutions requiring visibility within Nashville's prominent commercial and private banking markets. We believe this will enhance Pinnacle National's image as a strong competitor. Additionally, as part of our strategy to provide convenient access to our banking products and services and to expand our market visibility, we expect to implement a distribution strategy that we believe is a prudent expansion of Pinnacle National's physical operations into important sub-markets within our primary service area. However, our distribution strategy will not be limited to opening new offices, but will further include the implementation of other convenient delivery systems, such as 24 hour telephone and internet banking.

    ADVANCED TECHNOLOGY. Pinnacle National intends to use advanced banking and communications technology to deliver services that will match the level of sophistication of Pinnacle National's larger competitors. By positioning Pinnacle National as a community bank committed to understanding the financial needs of its clients and by enhancing its service quality and convenience through user-friendly technologies, we expect to establish meaningful client relationships from both new and existing residents and businesses in the area.

    MARKETING AND ADVERTISING. We have retained Atkinson Public Relations, which is principally owned by one of our organizers, to promote Pinnacle National's image as a technologically responsive, community-focused bank that emphasizes prompt, professional and personalized financial advisory and lending services to individuals and businesses. Pinnacle National will also sponsor various community activities in our primary service area and will use media services such as radio advertising, local newspapers and direct mail campaigns to promote its products and services.

    OFFICER AND DIRECTOR CALL PROGRAM. We intend to implement an active officer and director call program to promote Pinnacle National's philosophy. The purpose of this call program will be to personally visit prospective clients, assess their needs and invite them to do business with us.

    OFFER FEE-GENERATING PRODUCTS AND SERVICES. Pinnacle National's range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract its target clients and grow its market share. Additionally, we plan to offer a competitive array of investment and financial planning products and services, which should further differentiate us from our competitors that do not offer such products and services directly from their banking locations.

LENDING SERVICES

    LENDING POLICY. We will offer a full range of lending products, including commercial, real estate and consumer loans to individuals and small-to medium-sized businesses and professional concerns. We will compete for these loans with competitors who are well established in the Nashville metropolitan area and have greater resources and lending limits.

    It is our plan that Pinnacle National's initial loan portfolio be comprised of the following:

LOAN CATEGORY                                                  RATIO
-------------                                                 --------
Commercial loans............................................     40%
Commercial/residential real estate loans....................     40%
Consumer loans..............................................     20%

Based on our management team's past lending experience, we believe that, when properly managed and monitored, none of these categories represents a significantly higher risk than the other. Additionally, Pinnacle National plans to avoid concentrations of loans to a single industry or secured by a particular type of collateral.

    LOAN APPROVAL AND REVIEW. Pinnacle National's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Pinnacle National's executive committee will determine whether to approve the loan request. Pinnacle National will not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

    LENDING LIMITS. Pinnacle National's lending activities will be subject to a variety of lending limits imposed by federal law. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, however, Pinnacle National will be able to loan any one borrower a maximum amount equal to either:

    - 15% of Pinnacle National's capital and surplus; or

    - 25% of its capital and surplus if the amount that exceeds 15% is fully secured by readily marketable collateral.

    Based on its proposed capitalization and projected pre-opening expenses, Pinnacle National's initial legal lending limit will be approximately
$3.3 million for loans not fully secured plus an additional $2.2 million, or a total of approximately $5.5 million, for loans that meet the federal guidelines. These legal limits will increase or decrease as Pinnacle National's capital increases or decreases as a result of its earnings or losses, among other reasons. Our management team has adopted an internal lending limit of $1.5 million, which will initially be lower than the applicable legal limit. However, based on either our internal lending limit or our legal lending limit, Pinnacle National will need to sell participations in its loans to other financial institutions in order to meet all of the lending needs of our clients requiring extensions of credit above these limits.

    CREDIT RISKS. The principal economic risk associated with each category of loans that Pinnacle National expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's clients, suppliers and employees.

    The well established financial institutions in Nashville's market are likely to make proportionately more loans to medium- to large-sized businesses than Pinnacle National will make. Many of Pinnacle National's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

    COMMERCIAL LOANS. We expect that loans for commercial purposes in various lines of businesses will be one of the primary components of Pinnacle National's loan portfolio. The terms of these loans will vary by purpose and by type of any underlying collateral.

    - EQUIPMENT LOANS. Pinnacle National will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in the market value of the equipment and will help minimize losses that could result from poor maintenance or the introduction of updated equipment models into the market.

    - WORKING CAPITAL LOANS. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness. General risks affecting a commercial borrower's ability to repay include interest, inflation and the demand for the commercial borrower's products and/or services, as well as other factors affecting a borrower's customers, suppliers and employees.

    REAL ESTATE LOANS. Pinnacle National will make commercial real estate loans, residential real estate loans and, to a limited degree, construction and development loans. Pinnacle National's real estate loans may include commercial loans where Pinnacle National takes a security interest in real estate as supplemental, but not principal, collateral for the loan. Home equity loans and lines of credit will be classified as consumer loans rather than real estate loans.

    - COMMERCIAL REAL ESTATE. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding
      60 months. Pinnacle National will generally charge an origination fee of one percent. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service greater than or equal to 120% of the debt service requirement. In addition, Pinnacle National generally will require personal guarantees from the principal owners of the property supported by a review by Pinnacle National's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. Pinnacle National will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

    - RESIDENTIAL REAL ESTATE. Pinnacle National's residential real estate loans will consist of first mortgage products and construction loans. We will offer fixed and variable rates on our mortgages with the amortization of the loan generally not exceeding 30 years and the rates generally not being fixed or "booked" for a period over 60 months. These loans will be made in accordance with Pinnacle National's appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal generally not exceeding 95%. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

    - CONSTRUCTION AND DEVELOPMENT LOANS. To a lesser extent, we may make construction and development loans on a pre-sold basis, but we do not initially intend to make construction and development loans on a speculative basis. We may do so in the future, however, if deemed appropriate by our board of directors. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. If we make these loans, they would generally have a term of nine to twelve months and interest would be paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically would not exceed 80%. Any speculative loans would be based on the borrower's financial strength and cash flow position. Loan proceeds would be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or independent appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

    CONSUMER LOANS. Pinnacle National will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. To minimize these risks, the loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in Pinnacle National's market.

    LENDING OFFICERS. Pinnacle National intends to hire commercial and consumer lenders with local experience and customer contacts in order to develop our loan portfolios. Therefore, each lender will be expected to utilize these contacts to generate business for Pinnacle National.

INVESTMENTS

    In addition to loans, Pinnacle National will make other investments primarily in obligations of the United States, obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Executive Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to Pinnacle National's policy as set by the board of directors.

ASSET AND LIABILITY MANAGEMENT

    The Executive Committee will manage Pinnacle National's assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that Pinnacle National will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

DEPOSIT SERVICES

    Pinnacle National will seek to establish a broad base of core deposits, including savings, checking, interest-bearing checking, money market and IRA accounts, as well as a variety of certificates of deposit. To attract deposits, Pinnacle National will employ an aggressive marketing plan in its overall service area and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, Pinnacle National's primary market area. Pinnacle National plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media. In order to attract its initial deposit base, Pinnacle National may offer higher interest rates on various deposit accounts.

OTHER BANKING SERVICES

    Given client demand for increased convenience in accessing banking and investment services, Pinnacle National will also offer a broad array of convenience-centered products and services, including 24 hour telephone and internet banking, debit cards, credit cards, direct deposit and cash management services for small- to medium-sized businesses. Additionally, Pinnacle National plans to become associated with one or more nationwide networks of automated teller machines that our clients will be able to use throughout Tennessee and other regions. We do not plan to charge our clients for the use of these automated teller machines since we will initially have only one location. We also plan to offer MasterCard-Registered Trademark- and VISA-Registered Trademark- credit card services through a correspondent bank as an agent for Pinnacle National. Pinnacle National does not plan to exercise trust powers during its initial years of operation, but will provide fee-based asset management advisory services through a strategic business partner that has not yet been selected. It may in the future offer a full-service trust department, but cannot do so without the prior approval of the Office of the Comptroller of the Currency.

    Given today's significant demand for investment services, we intend to enter into strategic alliances with third parties to offer and sell various securities and other financial products. As a result, Pinnacle National will offer, through one or more third parties, non-FDIC insured investment products in order to assist clients in achieving their financial objectives consistent with their risk tolerances. Specifically, we anticipate that these investment products will include:

    - Mutual Funds

    - Fixed Annuities

    - Variable Annuities

    - Stocks

    - Money Market Instruments

    - Treasury Bills

    - Unit Investment Trusts

    - Bonds

    - Listed Options

    - Asset Management Accounts

Additionally, through strategic alliances with third parties, Pinnacle National will also offer financial plans prepared by a resident certified financial planner, as well as various life and health insurance products through licensed financial advisors in order to assist clients in achieving their financial objectives.

    As one example of our ability to provide exceptional banking convenience while limiting branch distribution expense, Pinnacle National will also offer its targeted commercial clients a courier service that will pick up non-cash deposits and minimal cash deposits of up to approximately $200 from the client's place of business. Pinnacle National will provide this service through a third party, which has not yet been chosen, that is approved by the Public Service Commission for bank-related work.

EMPLOYEES

    When we begin operations, Pinnacle National projects that it will have 34 full-time employees. We do not expect that Pinnacle Financial will have any employees who are not also employees of Pinnacle National.

                                   MANAGEMENT

GENERAL

    The following table sets forth, for the directors and executive officers of
Pinnacle Financial,   (1) their names, addresses and ages at May 1, 2000,
(2) their respective positions with us, (3) the number of shares of our common stock they intend to purchase in the offering, (4) the percentage of outstanding shares such number will represent, and (5) the number of shares subject to warrants and options that they will receive when we complete this offering. The numbers of shares indicated in the table are based on "beneficial ownership" concepts as defined by the Securities and Exchange Commission. Beneficial ownership includes shares that are either owned or may be acquired within 60 days by the principal, a spouse, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table separately discloses the number of warrants and options that will be granted to each organizer or executive officer.

                                                           SHARES ANTICIPATED TO BE
                                                                OWNED FOLLOWING           WARRANTS
                                                                 THE OFFERING            AND OPTIONS
                                                         -----------------------------   -----------
NAME, ADDRESS AND AGE                 POSITION HELD            NUMBER         PERCENT      NUMBER
---------------------                 -------------            ------         --------   -----------

CLASS I DIRECTORS:

Sue R. Atkinson (60).............  Director                    10,000              *          5,000
5 St. James Place
Nashville, TN 37215

Colleen Conway-Welch (56)........  Director                    10,000              *          5,000
109 Lynwood Terrace
Nashville, TN 37205

Clay T. Jackson (46).............  Director                    25,000            1.0         12,500
5819 Hillsboro Road
Nashville, TN 37205

CLASS II DIRECTORS:

John E. Maupin, Jr. (52).........  Director                     1,000              *            500
2 Morningside Court
Nashville, TN 37215

Robert A. McCabe, Jr. (49).......  Chairman of the             75,000            3.0         82,500(1)
Suite 306                          Board
3401 West End Avenue
Nashville, TN 37203

Robert E. McNeilly, Jr. (67).....  Director                    25,000            1.0         12,500
4323 Glen Eden Drive
Nashville, TN 37205

                                                           SHARES ANTICIPATED TO BE
                                                                OWNED FOLLOWING           WARRANTS
                                                                 THE OFFERING            AND OPTIONS
                                                         -----------------------------   -----------
NAME, ADDRESS AND AGE                 POSITION HELD            NUMBER         PERCENT      NUMBER
---------------------                 -------------            ------         --------   -----------

CLASS III DIRECTORS:

Dale W. Polley (50)..............  Director                    25,000            1.0         12,500
1 Webster Lane
Nashville, TN 37205

James L. Shaub, II (43)..........  Director                    25,000            1.0         12,500
1103 Belle Meade Blvd.
Nashville, TN 37205

Reese L. Smith, III (52).........  Director                    30,000            1.2         15,000
1101 Moran Road
Franklin, TN 37609

M. Terry Turner (45).............  Director,                   75,000            3.0         82,500(2)
812 Jones Parkway                  President,
Brentwood, TN 37027                and Chief Executive
                                   Officer

OFFICER AND ORGANIZER
  NOT ALSO A DIRECTOR:

Hugh M. Queener (44).............  Executive Vice              35,000            1.4         47,500(3)
9318 Atherton Drive                President and Chief
Brentwood, TN 37027                Administrative
                                   Officer

All Directors and Executive......                             336,000           13.4        288,000
Officers as a Group (11 persons)

------------------------

*   Represents ownership of less than 1.0%.

(1) Mr. McCabe will receive an option to purchase 45,000 shares of common stock under our stock incentive plan, as well as a warrant to purchase 37,500 shares.

(2) Mr. Turner will receive an option to purchase 45,000 shares of common stock under our stock incentive plan, as well as a warrant to purchase 37,500 shares.

(3) Mr. Queener will receive an option to purchase 30,000 shares of common stock under our stock incentive plan, as well as a warrant to purchase 17,500 shares.

    Other than Dr. Maupin who became a director on March 28, 2000, each person listed as a director in the table above has been a director of Pinnacle Financial since its incorporation date of February 28, 2000. Our directors serve staggered terms, which means that one-third of the directors will be elected each year at our annual meeting of shareholders. The initial term of our Class I directors will expire in 2001, the initial term of our Class II directors will expire in 2002 and the initial term of our Class III directors will expire in 2003. Thereafter, each respective class of directors will serve for a term of three years. Our officers are appointed by our board of directors and hold office at the will of our board. See "Selected Provisions of Our Charter and Bylaws" on page 45.

    Each of our directors listed above is also a proposed director of Pinnacle National. Each of Pinnacle National's proposed directors will, upon approval by the OCC, serve until Pinnacle National's first shareholders' meeting, which will convene shortly after Pinnacle National receives its charter. Pinnacle Financial, as the sole shareholder of Pinnacle National, will nominate each proposed director to serve as a director of Pinnacle National at that meeting. After the first shareholders' meeting, directors of Pinnacle National will serve for a term of one year and will be elected by Pinnacle Financial each year at Pinnacle National's annual meeting of shareholders. Pinnacle National's officers will be appointed by its board of directors and will hold office at the will of its board of directors.

    None of our directors and executive officers have a family relationship as close as first cousins.

    Eleven of our fourteen organizers will serve as directors and/or executive officers of Pinnacle Financial as noted in the previous table. The remaining three organizers that are not also directors and/or executive officers of Pinnacle Financial, and the amount of our common stock they intend to purchase in the offering, are:

                                                            SHARES ANTICIPATED
                                                           TO BE OWNED FOLLOWING
ORGANIZER                                                      THE OFFERING
---------                                                  ---------------------
John W. Eakin............................................         10,000
David B. Ingram..........................................         35,000
Linda E. Rebrovick.......................................         10,000

    As organizers, these individuals will also receive warrants to purchase additional shares of our common stock. See "Description of Our Capital Stock--Organizers' Shares and Warrants" on page 44.

    The 2,500,000 shares of our common stock offered by this prospectus to the public, which includes our organizers, directors and executive officers, will not be issued until after the close of the offering. Accordingly, while our organizers, directors and executive officers intend to purchase 391,000 shares of the 2,500,000 shares being offered by this prospectus, they will not be issued shares of our common stock, nor be required to fund their intended purchases of our common stock, prior to the close of the offering, which we anticipate will occur within the third quarter of 2000. Our organizers may also acquire additional shares of our common stock, up to a maximum aggregate number for all organizers of 1,500,000 shares, in order to achieve the minimum capitalization required by the Office of the Comptroller of the Currency for Pinnacle National.

    The following is a biographical summary of each of our organizers, directors and executive officers:

                                SUE R. ATKINSON

    Ms. Atkinson is chairman and chief executive officer of Atkinson Public Relations of Nashville, Tennessee. Ms. Atkinson was raised in Tennessee and educated at Vanderbilt University, Nashville, Tennessee, where she received a bachelor's degree. She began her professional career as director of development for Nashville Public Television in 1971, serving until 1979. In 1979, she became president of Holder Kennedy Public Relations of Nashville, and remained in this capacity until founding her own public relations firm in 1986. In the area of public relations, Ms. Atkinson has worked with First American Corporation since 1991, and with Commerce Union/Sovran Bank/C&S Sovran from 1986 to 1991.
Ms. Atkinson currently serves on the board of directors and executive committee of the Nashville Area Chamber of Commerce, and has served as a board member for the Metropolitan Nashville Convention Commission, the Nashville Symphony Association, Children's Hospital of Vanderbilt University and Leadership Nashville. She has also served on the board of trustees of the Alumni Association of Vanderbilt University.

                              COLLEEN CONWAY-WELCH

    Ms. Conway-Welch is the dean and chief executive officer of the Vanderbilt University School of Nursing, Nashville, Tennessee, a position she has held since 1984, and is a director of Quorum Health

Group, Inc. Because of her international stature as a voice for the nursing profession, Ms. Conway-Welch has been previously called on to advise both President Reagan's Commission on HIV and President Bush's Advisory Committee on the Arts. Her professional activities include or have included serving as a member of the board of directors for First Union National Bank of Tennessee, the American Physicians Network, the Godchaux Brothers Foundation, and Quorum Health Resources. In her community role, she has served on the board of directors for the Nashville Symphony, the Nashville Area Chamber of Commerce and the Nashville Rotary Foundation. Currently, Ms. Conway-Welch chairs the Middle Tennessee United Way campaign.

                               JOHN W. EAKIN, JR.

    Mr. Eakin is president and owner of Eakin Properties LLC, and has lived and worked his entire life in Nashville, Tennessee. In 1987, Mr. Eakin co-founded Eakin & Smith, Inc., a real estate company, which he operated for nine years. From 1996 to 1999, Mr. Eakin joined the firm of Highwoods Properties as senior vice president and board member as a result of Highwoods' acquisition of his company. Currently Mr. Eakin serves as an advisory board member for AmSouth Bank in Nashville, Tennessee, and as a board member of Montgomery Bell Academy. Previously, Mr. Eakin has served on the boards of CCA Prison Realty Trust, Central Parking System, the American Red Cross and the Tennessee Society to Prevent Blindness. Mr. Eakin's civic affiliations include the Nashville Downtown Rotary, the Nashville Area Chamber of Commerce and the Young President's Organization.

                                DAVID B. INGRAM

    Mr. Ingram is chairman and president of Ingram Entertainment, Inc., the nation's largest distributor of pre-recorded videocassettes, DVDs, video games, and related multimedia products. From 1989 to 1991, Mr. Ingram was assistant to the treasurer at Ingram Industries, the parent to Ingram Distribution. In 1991, he began working in various capacities at Ingram Entertainment before becoming chairman and president in 1996. Currently, he is an advisory board member of AmSouth Bank in Nashville and serves as a board member of Buy.com, a publicly traded internet shopping service, and the Tennessee Golf Foundation. Mr. Ingram is a graduate of Duke University, Durham, North Carolina, and the Owen Graduate School of Management at Vanderbilt University in Nashville. Mr. Ingram is a native Tennessean and has lived in the Nashville area for 31 years.

                                CLAY T. JACKSON

    Mr. Jackson is president and principal of Cooper, Love & Jackson, a full-line insurance agency, and has served in this capacity since 1989.
Mr. Jackson is active in the Nashville community, serving as a member of Leadership Nashville, the Partnership 2000 committee for the Nashville Area Chamber of Commerce and a member of the Nashville Rotary Club. His prior board positions include the Nashville Institute for the Arts, the Nashville Ballet, the Nashville Humane Association and USF&G Insurance Companies. Mr. Jackson is a native Tennessean and has lived in the Nashville area for 46 years.

                              JOHN E. MAUPIN, JR.

    Dr. Maupin is president and chief executive officer of Meharry Medical College, a position he has held since 1994. Located in Nashville, Tennessee, Meharry is one of the nation's largest private minority institutions exclusively dedicated to education health care professionals and biomedical scientists.
Dr. Maupin came to Meharry from the Morehouse School of Medicine in Atlanta, Georgia, where he served as executive vice president from 1989 to 1994. Before joining Morehouse, he was chief executive officer of Southside Healthcare, Inc., from 1987-1989 and prior to that Deputy Commissioner of Health, Baltimore City Health Department (1981-1987). Dr. Maupin has served as president of the National Dental Association, and has served on several national professional advisory groups, including the Board of Scientific Counselors, National Institute of Dental Research. Currently, he serves as a member of the National Committee of Foreign Medical Education Accreditation for the U.S. Department of Education, and the Board of Overseers of the Vanderbilt-Ingram Cancer Center. Dr. Maupin is also active in the Nashville community as a board member of the United Way Middle Tennessee, Community Foundation of Middle Tennessee and the Nashville Chamber of Commerce. He currently serves on the board of directors of LifePoint Hospitals, Inc., American General Series Portfolio Companies and US Life Income Fund and Monarch Dental Corporation.

                             ROBERT A. MCCABE, JR.

    Mr. McCabe is the chairman of the board of Pinnacle Financial. Mr. McCabe began his banking career with First American Corporation as an officer trainee for its then existing subsidiary, First American National Bank of Knoxville. From 1976 to 1984, Mr. McCabe held various positions with the bank, including senior vice president. In 1985, Mr. McCabe was asked to serve as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American's east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American's corporate banking division, and shortly thereafter, as president of its general banking division. In 1994, First American appointed Mr. McCabe as a vice chairman, a position in which he was responsible for the fee income strategy of the corporation. In March 1999, Mr. McCabe assumed additional responsibility for all banking operations, a position he held until First American's merger with AmSouth in October 1999. Since then, Mr. McCabe has been active as a consultant to the banking industry. In addition to his banking experience with First American, Mr. McCabe served as a director of Sirrom Capital from 1996 to 1999, and currently serves as a director of SSC Service Solutions, Nashville, Tennessee. Mr. McCabe is a graduate of the University of Tennessee where he received a B.S. in Economics and an MBA in Finance. He later attended an Executive Management Program at Harvard Business School.

    Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville, Leadership Nashville, Partnership 2000 and Nucleus Knoxville. He has also been a member of the Bankers Roundtable since 1993, Young Presidents Organization since 1988, and currently serves on the Nashville Area Chamber of Commerce Board of Governors and is president of the Nashville Symphony.

                            ROBERT E. MCNEILLY, JR.

    Mr. McNeilly is a retired banker, and is currently a board member of the Ragland Corporation, a privately-owned, real estate holding company. From 1993 to 1996, Mr. McNeilly served as president of First American Trust Company, Nashville, Tennessee, and from 1986 to 1993, as the chairman of First American Bank of Nashville. Prior to 1986, Mr. McNeilly was involved in the printing industry for 29 years where he held various management positions. He has lived and worked in Nashville most of his life, and has held many key civic leadership roles including chairman of the Nashville Area Chamber of Commerce, chairman of the Metropolitan Action Commission, and president of the Canby Society of the Vanderbilt Medical Center. Mr. McNeilly is a board member of the Montgomery Bell Academy, the Nashville United Way, Tennessee Medical Endowment, Tennessee State Foundation and the Tennessee Performing Arts Center.

                              DALE W. POLLEY, SR.

    Mr. Polley recently retired as a vice chairman of First American Corporation and First American National Bank. In the nine years preceding this position, Mr. Polley served in various executive management positions at First American, which included serving as its president from 1997 to 1999.

Before joining First American in 1991, Mr. Polley was group executive vice president and treasurer for C&S/Sovran Corporation, and held various positions within Sovran before its merger with C&S. Mr. Polley joined Sovran from Commerce Union Bank of Nashville where he was its executive vice president and chief financial officer.

    Mr. Polley serves on the boards of directors of the Federal Reserve Bank of Atlanta (Nashville branch), Nashville Sports Council, Music City Bowl, T.J. Martel Foundation, St. Thomas Foundation and Vanderbilt--Ingram Cancer Center. Additionally, he has formerly served on the boards of directors of: the American Cancer Society; the American Heart Association; YMCA; and the United Way, where he served as chairman of the board and chairman of the community's 1995 fundraising campaign. Mr. Polley has also served as president of the Nashville Club for the University of Kentucky Alumni Association. Currently, Mr. Polley serves as the chairman of the steering committee for the Sports Council's hosting of the 2001 SEC Men's Basketball Tournament, and is a member of Leadership Nashville, Tennessee Society of Certified Public Accountants and the Financial Executive Institute.

                                HUGH M. QUEENER

    Mr. Queener is Pinnacle Financial's executive vice president and chief administrative officer and the proposed chief administrative officer of Pinnacle National. Mr. Queener is a graduate of Tennessee Wesleyan College where he received his bachelor's degree in Business Administration in 1977. Following his graduation, Mr. Queener joined Park National Bank in Knoxville where he worked in the audit and operations support area of the bank until 1981. At that time, he joined The Kirchman Corporation of Orlando, Florida, and served from 1981 to 1984 and from 1986 to 1987 in various roles, including senior vice president for client service, installations, software development and support. In between his employment with The Kirchman Corporation, Mr. Queener served in similar capacities with Systeme in Orlando, Florida, a competitor of the Kirchman Corporation. In 1987, Mr. Queener joined First American National Bank of Nashville, and held various operations and management positions during his 13 year tenure with the bank. Most recently, he was executive vice president of retail lending. In this role, he oversaw a $7.8 billion loan portfolio, as well as a staff of 550 people. Since moving to Nashville, Mr. Queener has become involved in the Brentwood Rotary Club, the Nashville Area Habitat for Humanity, and the YMCA. Mr. Queener is also on the administrative board of Brentwood United Methodist Church.

                               LINDA E. REBROVICK

    Ms. Rebrovick is executive vice president and a managing director of KPMG Consulting LLC, Nashville, Tennessee, and has served as a member of KPMG's board of directors since 1997. Ms. Rebrovick has worked in Nashville her entire career following graduation from Auburn University in 1977. Originally operating as a manager and a business unit executive for IBM, Ms. Rebrovick joined KPMG as director of the mid-south strategic services consulting practice in 1994. Since 1995, Ms. Rebrovick has held various executive positions within KPMG, and in 1997, the firm named her managing partner of the health care consulting practice. Ms. Rebrovick is a well recognized business and civic leader. The Davidson County Business and Professional Women's Club has honored her as Woman of the Year, NASHVILLE BUSINESS AND LIFESTYLES named her as one Nashville's Emerging Leaders, and the United Way of Middle Tennessee nominated her as one of their candidates for Volunteer of the Year. She is a former board member of the American Heart Association and American Lung Association of Middle Tennessee. Her current community activities include serving on the boards of the United Way of Middle Tennessee. Additionally, she is a member of Leadership Nashville, Tennessee Leadership and Nashville Junior Chamber of Commerce. Ms. Rebrovick is a native Tennessean and has lived in Nashville for 44 years.

                               JAMES L. SHAUB, II

    Mr. Shaub is president and chief executive officer of Southeast Waffles, LLC, a multi-state waffle house franchise based in Nashville. Mr. Shaub is a graduate of Vanderbilt University where he received a bachelor's degree in economics. Before his career as a restaurateur, Mr. Shaub was vice president of NationsBank of Tennessee, formerly Commerce Union Bank. He has been very active in Nashville civic affairs, serving as a board member of the Cumberland Science Museum and Grassmere Wildlife Park and as president of the Nashville Child Center.

                              REESE L. SMITH, III

    Mr. Smith is president of Haury & Smith Contractors, Inc., a real estate development firm. He is a native Tennessean, and he has operated this business in the Nashville area since his graduation from the University of Tennessee at Martin in 1970. From 1996 to 1999, Mr. Smith served as a board member of First Union National Bank of Nashville, and was a founder and director of Brentwood National Bank from its inception in 1991 to 1996. Mr. Smith has previously served on the Tennessee State Board for Licensing Contractors for 14 years, as a trustee of Brentwood Academy and as president of the Battleground Academy Alumni Association. Currently, Mr. Smith serves as a national director of the National Association of Home Builders and is chairman of the trustees at Forest Hills United Methodist Church.

                                M. TERRY TURNER

    Mr. Turner is Pinnacle Financial's president and chief executive officer and the proposed president and chief executive officer of Pinnacle National.
Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor's degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions, including senior vice president of the bank's commercial division. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner remained at First American for the remainder of his banking career until his position as president and head of the retail and community banking groups was eliminated following First American's merger with AmSouth Bank. In this capacity, Mr. Turner had oversight responsibility for $11.9 billion in deposits, $6.7 billion in loans, 391 branches and 4,600 employees. Mr. Turner's banking career at First American in Nashville has covered 14 years, and has entailed executive level responsibilities for almost all aspects of its banking and investment operations.

    During Mr. Turner's tenure in Nashville, he has served as an advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation and as a member of the board of trustees of Belmont University.
Mr. Turner currently serves on the executive committee of the Nashville Credit Bureau and as chairman of the board of trustees for Brentwood Academy.
Mr. Turner is an active member in the Young President's Organization and is also a member of numerous local clubs and organizations including Leadership Nashville and Caduceus Society.

BOARD COMMITTEES

    Pinnacle Financial's board of directors has established the committees described below. The members of each committee will be the same for Pinnacle National as they are for Pinnacle Financial.

    EXECUTIVE COMMITTEE. The Executive Committee will recommend to the board, in conjunction with management, all major policies and procedures pertaining to loan policy. Specifically, the Executive Committee will ensure the establishment of the loan approval system, review all loans in excess of a predetermined amount, and review all past due reports, rated loan reports, OREO reports, non-accrual reports, and other indicators of overall loan portfolio quality. Additionally, the Executive Committee will establish measurements for adequacy of the loan loss reserve and review any other matters that are pertinent to the loan portfolio such as yield and concentrations.

    The Executive Committee will have overall responsibility for investment strategy of Pinnacle Financial and Pinnacle National, which will include:

    - managing investment liquidity;

    - managing investment risk;

    - managing net interest margins;

    - monitoring deposit level trends and pricing;

    - monitoring asset level trends and pricing; and

    - making portfolio investment decisions.

    The Executive Committee will be responsible for recommending nominations for expired board seats and/or additional board members.

    AUDIT COMMITTEE. The principal responsibility of the Audit Committee is to ensure that the board receives objective information regarding policies, procedures, and controls of Pinnacle Financial and Pinnacle National with respect to auditing, accounting, internal accounting controls, and financial reporting. Among other things, this committee's responsibilities will include:

    - recommending the appointment of an independent auditor on an annual basis;

    - reviewing the independent auditor's report and management's response;

    - reviewing all reports from regulatory authorities and management's responses;

    - establishing independent reviews and audits; and

    - establishing appropriate levels of director and officer insurance and blanket bond insurance coverage.

    COMMUNITY AFFAIRS COMMITTEE. The Community Affairs Committee will evaluate overall community relations including public affairs and advertising. The Community Affairs Committee will establish Pinnacle National's community development program, and assess and work to ensure compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act. Additionally, this committee will oversee Pinnacle National's corporate contribution program.

    HUMAN RESOURCES COMMITTEE. The Human Resources Committee will establish or approve all policies and procedures related to the human resources function of Pinnacle Financial and Pinnacle National to include employee compensation, incentive programs, health insurance, 401(k), and employee stock option plans. Additionally, this committee will approve the hiring of all executive officers.

                             EXECUTIVE COMPENSATION

OFFICER COMPENSATION

    We were incorporated on February 28, 2000, and consequently, do not have historical compensation information for the requisite period required to be reported under the rules promulgated by the Securities and Exchange Commission. Accordingly, the following table shows the anticipated salary information for our president and chief executive officer during 2000, and for our existing and proposed executive officers who are each projected to earn approximately $100,000 or more in salary and bonus in 2000.

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION
                                                                 -----------------------------------------
                                                                                            OTHER ANNUAL
                                                        YEAR     SALARY ($)   BONUS ($)   COMPENSATION ($)
                                                      --------   ----------   ---------   ----------------
M. Terry Turner,....................................    2000       183,333        0                0(1)
President and Chief Executive Officer

Robert A. McCabe, Jr................................    2000        91,667        0           65,500(2)
Chairman of the Board and
Chief Financial Services Officer

Hugh M. Queener.....................................    2000       120,000        0                0(1)
Executive Vice President and
Chief Administrative Officer

------------------------

(1) We have omitted information on "perks" and other personal benefits because the aggregate value of these items do not exceed $50,000 or 10% of the executive officer's combined salary and bonus, as reported above.

(2) Mr. McCabe is expected to receive $65,500 from Pinnacle Financial for his consulting services rendered prior to his employment agreement becoming effective on August 1, 2000. At that time, his duties as our chief financial services officer will begin.

EMPLOYMENT AGREEMENTS

    M. TERRY TURNER. Effective March 1, 2000, Pinnacle Financial and Pinnacle National entered into a three-year employment agreement with M. Terry Turner regarding Mr. Turner's employment as our president and chief executive officer. Under the terms of the agreement, Mr. Turner will receive a salary of $220,000 per year, plus benefits, and annual bonus compensation as determined by the board of directors. Mr. Turner's agreement also provides that Pinnacle Financial will grant Mr. Turner an incentive stock option to purchase 45,000 shares of our common stock at an exercise price of $10.00 per share. Mr. Turner's option will be issued under our stock incentive plan and will constitute 11.3% of the shares reserved for issuance under the plan. Mr. Turner's option will generally become exercisable in equal one-fifth annual increments over a five-year period beginning on the one-year anniversary after the close of the offering.

    Mr. Turner's agreement will automatically renew for an additional day each day after March 31, 2000, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of his or its intent not to renew the agreement. Additionally, under Mr. Turner's agreement, we will be obligated to pay Mr. Turner his base salary for the following terminating events:

                                                      PAYMENT OBLIGATION
TERMINATING EVENT                                       OF BASE SALARY
-----------------                         ------------------------------------------
Mr. Turner becomes permanently
  disabled..............................  Maximum of six months
Pinnacle National abandons its
  organizational efforts................  Until December 31, 2000
Pinnacle National terminates Mr.
  Turner's employment without cause, as
  defined...............................  End of agreement's term
Mr. Turner terminates his employment for
  cause.................................  Maximum of 12 months
Mr. Turner terminates his employment
  with cause within 12 months after a     Three times base salary and target bonus,
  change of control, as defined.........  plus benefits

    ROBERT A. MCCABE, JR. Effective August 1, 2000, Pinnacle Financial and Pinnacle National will enter into a three-year employment agreement with Robert
A. McCabe, Jr. regarding Mr. McCabe's employment as chairman of the board of directors and chief financial services officer. Under the terms of the agreement, Mr. McCabe will receive a salary of $220,000 per year, plus benefits, and annual bonus compensation as determined by the board of directors.
Mr. McCabe's agreement also provides that Pinnacle Financial will grant
Mr. McCabe an incentive stock option to purchase 45,000 shares of our common stock at an exercise price of $10.00 per share. Mr. McCabe's option will be issued under our stock incentive plan and will constitute 11.3% of the shares reserved for issuance under the plan. Mr. McCabe's option will generally become exercisable in equal one-fifth annual increments over a five-year period beginning on the one-year anniversary after the close of the offering.

    Mr. McCabe's agreement will automatically renew for an additional day each day after August 1, 2000, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of his or its intent not to renew the agreement. Additionally, under Mr. McCabe's agreement, we will be obligated to pay Mr. McCabe his base salary under the same conditions and terms as described above for Mr. Turner's employment agreement.

    Although Mr. McCabe's employment agreement does not become effective until August 1, 2000, Mr. McCabe has been involved in specific pre-opening activities as an independent consultant. Currently, Mr. McCabe is receiving $15,000 per month for his consulting services performed in connection with Pinnacle Financial, which include developing a capital plan and an asset/liability management structure, obtaining our main office site and locating additional office sites, and interfacing with regulatory agencies. We anticipate that this consulting relationship will continue until Mr. McCabe's employment agreement becomes effective. Additionally, until July 15, 2000, Mr. McCabe will be a party to an employee non-solicitation agreement entered into with his former employer. Accordingly, he is not participating in any personnel research or hiring decisions involving current employees of his former employer.

    HUGH M. QUEENER. Effective April 1, 2000, Pinnacle Financial and Pinnacle National entered into a three-year employment agreement with Hugh M. Queener regarding Mr. Queener's employment as executive vice president and chief administrative officer. Under the terms of the agreement, Mr. Queener will receive a salary of $160,000 per year, plus benefits, and annual bonus compensation as determined by the board of directors. Mr. Queener's agreement also provides that Pinnacle Financial will grant Mr. Queener an incentive stock option to purchase 30,000 shares of our common stock at an exercise price of $10.00 per share. Mr. Queener's option will be issued under our stock incentive plan and will constitute 7.5% of the shares reserved for issuance under the plan. Mr. Queener's option will generally become exercisable in equal one-fifth annual increments over a five-year period beginning on the one-year anniversary after the close of the offering.

    Mr. Queener's agreement will automatically renew for an additional day each day after March 1, 2000, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of his or its intent not to extend the agreement. Additionally, under Mr. Queener's agreement, we will be obligated to pay Mr. Queener his base salary under the same conditions and terms as described earlier for Mr. Turner's employment agreement.

DIRECTOR COMPENSATION

    We anticipate paying cash director fees to our non-employee directors of $500 per board of directors meeting attended and $250 per committee meeting attended. Additionally, each non-employee, committee chair will also receive $250 per quarter. Prior to paying director compensation, we will adopt director compensation policies that conform to applicable law.

STOCK INCENTIVE PLAN

    GENERAL. Pinnacle Financial's 2000 Stock Incentive Plan provides us with the flexibility to grant incentive stock options and non-qualified stock options to our organizers, directors, executive officers and employees for the purpose of giving them a proprietary interest in and encouraging them to remain involved with Pinnacle Financial or Pinnacle National. The board of directors has reserved 520,000 shares of common stock, an amount equal to 20.8% of the shares of common stock expected to be sold in the offering, for issuance under the plan. The number of shares reserved for issuance may be adjusted in the event of a stock split, recapitalization or similar event as described in the plan.

    Our executive officers will be issued stock option awards under the plan in connection with the employment agreements that we have entered into with them. See "Executive Compensation--Employment Agreements" on page 38.

    ADMINISTRATION. The plan is administered by our Human Resources Committee, with committee members being appointed by the board of directors of Pinnacle Financial. The board plans to consider the disinterested standards contained in both Section 162(m) of the Internal Revenue Code and Rule 16(b)(3) under the Securities Exchange Act when appointing members to the committee. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan.

    The plan permits the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee determines, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Unless otherwise permitted by the committee, a holder of a stock option generally may not transfer the option during his or her lifetime.

    OPTION TERMS. The plan provides for the grant of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. The maximum number of shares of common stock with respect to which options may be granted during any calendar year to any participant may not exceed 75,000.

    The committee determines the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock of Pinnacle Financial or its subsidiaries. When the incentive stock option is exercised, Pinnacle Financial will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options granted during the first three years after Pinnacle National opens for business may not be less than 100% of the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The exercise price of non-qualified stock options granted after the third anniversary of the date Pinnacle National opens for business may not be less than 85% of the fair market value on the date of grant. The committee may permit the exercise price to be paid in cash, by the delivery of previously owned shares of common stock, through a cashless exercise executed through a broker or by having a number of shares of common stock otherwise issuable at the time of exercise withheld. The committee may authorize financing by Pinnacle Financial to assist a participant with payment of the exercise price. The committee may make cash awards designed to cover tax obligations of participants that result from the receipt or exercise of a stock option.

    The committee will also determine the term of an option, which may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock of Pinnacle Financial or its subsidiaries will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant's employment is terminated, an option's status as an incentive stock option will expire no later than three months after the date of termination of employment. If, however, termination of employment is due to death, disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be non-qualified options.

    TERMINATION OF OPTIONS. The terms of particular options may provide that they terminate, among other reasons: upon the holder's termination of employment or other status with Pinnacle Financial or any affiliate; upon a specified date, upon the holder's death, disability or retirement; or, upon the occurrence of a change in control of Pinnacle Financial or Pinnacle National. An agreement may provide that if the holder of an option dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

    REORGANIZATIONS. In the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration, the plan provides for appropriate adjustment, as determined by the committee, in:

    - the number and kind of shares reserved for issuance under the plan and subject to options granted;

    - the exercise price subject to unexercised options; and

    - the maximum number of shares of common stock for which options may be granted to any one individual in any calendar year.

    In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable agreement, assume, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of an option.

    AMENDMENT AND TERMINATION OF THE PLAN. The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

    FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in the plan.

        -INCENTIVE STOCK OPTIONS. A participant will not recognize income and will not be taxed upon the grant of an incentive stock option nor upon the exercise of all or a portion of the option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and Pinnacle Financial will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and Pinnacle Financial will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year periods indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

        -NON-QUALIFIED OPTIONS. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Pinnacle Financial will then be entitled to a corresponding deduction.

    Depending upon the time period for which shares of common stock are held after exercise of a non-qualified option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of the shares when the non-qualified option was exercised.

    Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to Pinnacle Financial and to a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act.

                           RELATED PARTY TRANSACTIONS

    We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families, and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will:

    - in the case of banking transactions, be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Pinnacle National;

    - in the case of business transactions, be on terms no less favorable than could be obtained from an unrelated third party; and

    - in the case of all related party transactions, be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

    In addition to transactions in the ordinary course of our business, our operations have been and will continue to be funded through a line of credit from The Bank of Nashville. The total amount of our line of credit is $700,000, of which $300,000 was outstanding as of May 25, 2000. The loan bears interest at 0.50% above the prime rate, as printed in the Money Rates section of THE WALL STREET JOURNAL, and is due on February 28, 2001. We anticipate that our line of credit amount will increase as working capital needs of Pinnacle Financial and Pinnacle National grow through the organizational phase. To maintain professional independence between our organizers' existing business interests, all of our organizers except Dr. Maupin and Ms. Rebrovick have directly guaranteed the line of credit with the Bank of Nashville. Ms. Rebrovick, has indirectly guaranteed her portion of the line of credit by a separate agreement with those organizers that have directly guaranteed the line of credit. Because of our efforts to maintain the professional independence between our organizers' business interests, Dr. Maupin has not been asked to enter into any similar guaranty or agreement. We plan to repay the line of credit after the close of the offering.

    On March 16, 2000, we entered into a letter agreement with Atkinson Public Relations of which one of our directors, Sue G. Atkinson, is a principal. Under the agreement, Atkinson Public Relations provides us with general marketing and public relations services. The agreement's term began March 1, 2000 and ends August 1, 2000, with monthly fees being $8,000, plus costs. The agreement is terminable by either party upon 60 days written notice. The agreement was approved by our board of directors, with Ms. Atkinson abstaining from the vote, and was based on similar terms used by Atkinson Public Relations for its other bank clients. At the end of the agreement's initial term, we expect to enter into a long-term public relations agreement with Atkinson Public Relations on terms comparable to our current letter agreement.

                        DESCRIPTION OF OUR CAPITAL STOCK

COMMON STOCK

    Our charter authorizes our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, $1.00 par value, of which at least 2,500,000 shares will be issued in this offering. As of the date of this prospectus, 520,000 shares of our common stock, or an amount equal to 20.8% of the shares of common stock offered in this prospectus, were reserved for issuance under our stock incentive plan and 195,500 shares of our common stock, or an amount equal to 7.8% of the shares of common stock offered in this prospectus, were reserved for issuance upon the exercise of the warrants offered by this prospectus to be issued to our organizers.

    All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any right to acquire authorized but unissued capital stock of Pinnacle Financial. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

PREFERRED STOCK

    Our charter also authorizes our board of directors, without shareholder approval, to issue up to 10,000,000 shares of preferred stock, no par value. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by our board of directors. Although we have neither issued nor have any present plans to issue any preferred stock, the ownership and control of Pinnacle Financial by the holders of our common stock would be diluted if we were to issue preferred stock that had voting rights.

ORGANIZERS' SHARES AND WARRANTS

    The organizers intend to purchase a total of 391,000 shares of common stock in the offering at a price of $10.00 per share. This represents 15.6% of the shares that will be outstanding after the offering, or 13.9% if the over-allotment option granted to the underwriters is exercised in full.

    We have established a line of credit in the amount of $700,000, of which $300,000 was outstanding as of May 25, 2000. The line of credit is guaranteed by 12 of our 14 organizers. See "Related Party Transactions" on page 43. In recognition of our organizers' financial risk and efforts in organizing Pinnacle Financial and Pinnacle National, our organizers are being offered by this prospectus, at no cost to them, warrants to purchase one additional share of our common stock, at $10.00 per share, for every two shares they purchase in the offering. Given the intent of our organizers to purchase 391,000 shares in this offering, we expect to issue to our organizers warrants to purchase up to an aggregate of 195,500 additional shares of our common stock. The warrants will vest in one-third annual increments over a period of three years beginning on the one-year anniversary of the date of close of the offering. The warrants will remain exercisable for the ten-year period following the date of the close of the offering. Additionally, if Pinnacle National's capital falls below the minimum level determined by the Office of the Comptroller of the Currency, we may be directed to require all of our organizers to exercise or forfeit their warrants.

TRANSFER AGENT

    The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

                 SELECTED PROVISIONS OF OUR CHARTER AND BYLAWS

PROTECTIVE PROVISIONS

    GENERAL. Shareholders' rights and related matters are governed by the Tennessee Business Corporation Act and our charter and bylaws. Our charter and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove our management or to gain control of Pinnacle Financial in a transaction not supported by its board of directors. These provisions are discussed in more detail below. In general, one purpose of these provisions is to assist our board of directors in playing a role in connection with attempts to acquire control of Pinnacle Financial. They allow the board of directors to further and protect Pinnacle Financial's interests, and those of its shareholders as appropriate under the circumstances, by enhancing the board's ability to maximize the value to be received by the shareholders upon a sale.

    Although our management believes the protective provisions are beneficial to Pinnacle Financial's shareholders, they also may tend to discourage some takeover bids. As a result, Pinnacle Financial's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

    The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of the common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of the common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of Pinnacle Financial by replacing its board of directors and management. Furthermore, the provisions could make it more difficult for Pinnacle Financial's shareholders to replace our board of directors or management, even if a majority of the shareholders believes that replacing them would be in Pinnacle Financial's best interests. As a result, the protective provisions could tend to keep the incumbent board of directors and management in place.

    Our charter also contains a provision that eliminates the potential personal liability of directors for monetary damages in specific circumstances. In addition, our bylaws contain provisions that provide for indemnification for our directors and officers. The protective provisions and the provisions relating to elimination of liability and indemnification of our directors and officers are discussed more fully below.

    PREFERRED STOCK. The existence of preferred stock could impede a takeover of Pinnacle Financial without the approval of our board of directors. This is because our board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Pinnacle Financial through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of our common stock and, in various circumstances, could decrease the market price of our common stock.

    STAGGERED TERMS FOR BOARD OF DIRECTORS. Our board of directors is divided into three classes. Directors serve staggered terms, which means that roughly one-third of the directors will be elected each year at Pinnacle Financial's annual meeting of shareholders. The initial term of the Class I directors expires in 2001, the initial term of the Class II directors expires in 2002 and the initial term of the Class III directors expires in 2003. Thereafter, each director will serve for a term of three years. This means that unless the existing directors were to resign, it would take at least two annual meetings of Pinnacle Financial's shareholders to replace a majority of its directors. Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.

    CHANGE IN NUMBER OF DIRECTORS. Our charter provides that any change in the number of our directors within the range set forth in our bylaws, or any change in the range itself as set forth in our bylaws, would have to be made by the affirmative vote of two-thirds of the entire board of directors or by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of common stock.

    REMOVAL OF DIRECTORS. Our charter provides that one or more directors may be removed for cause during their terms by the affirmative vote of two-thirds of the entire board of directors or by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock entitled to vote in an election of directors. Directors may also be removed during their terms without cause only by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock entitled to vote in an election of directors. Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.

    SUPERMAJORITY VOTING ON SELECTED TRANSACTIONS. Our charter, with exceptions, requires that any merger or similar transaction involving Pinnacle Financial or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of a majority of Pinnacle Financial's directors then in office and the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock. However, if our board of directors has approved the particular transaction by the affirmative vote of two-thirds of the entire board, then the applicable provisions of Tennessee law would govern and shareholder approval of the transaction would require only the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the transaction. Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.

    EVALUATION OF AN ACQUISITION PROPOSAL. Our charter provides the factors that our board of directors must consider in evaluating whether an acquisition proposal made by another party is in the best interests of Pinnacle Financial and its shareholders. The term "acquisition proposal" refers to any offer of another party to:

    - make a tender offer or exchange offer for the common stock or any other equity security of Pinnacle Financial;

    - merge or combine Pinnacle Financial with another corporation; or

    - purchase or otherwise acquire all or substantially all of the properties and assets owned by Pinnacle Financial.

    The board, in evaluating an acquisition proposal, is required to consider all relevant factors, including:

    - the expected social and economic effects of the transaction on our employees, our clients and other constituents, such as our suppliers of goods and services;

    - the payment being offered by the other corporation in relation to (1) our current value at the time of the proposal as determined in a freely negotiated transaction and (2) the board of directors' estimate of our future value as an independent company at the time of the proposal; and

    - the expected social and economic effects on the communities within which we operate.

    We have included this provision in our charter because serving our community is one of the reasons we are organizing Pinnacle National. As a result, the board believes its obligation in evaluating an acquisition proposal extends beyond evaluating merely the payment being offered in relation to the market or book value of the common stock at the time of the proposal.

    While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, the board believes it is appropriate also to consider all other relevant factors. For example, the board will evaluate what is being offered in relation to the current value of Pinnacle Financial at the time of the proposal as determined in a freely negotiated transaction and in relation to the board's estimate of the future value of Pinnacle Financial as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The board believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only Pinnacle Financial's current value, but also its future value.

    One effect of the provision requiring our board of directors to take into account specific factors when considering an acquisition proposal may be to discourage a tender offer in advance. Often an offeror consults the board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In our board's opinion, this provision will strengthen its position in dealing with any potential offeror that might attempt to acquire Pinnacle Financial through a hostile tender offer. Another effect of this provision may be to dissuade shareholders who might be displeased with the board's response to an acquisition proposal from engaging Pinnacle Financial in costly litigation.

    The charter would not make an acquisition proposal regarded by the board as being in Pinnacle Financial's best interests more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in Pinnacle Financial's best interests, and thus to oppose it, on the basis of the various factors that the board deems relevant. In some cases, opposition by the board might have the effect of maintaining incumbent management.

    Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.

INDEMNIFICATION

    Our bylaws provide that our directors and officers will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that we will advance to our directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes us with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

    When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that we will indemnify our directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director or officer acted in a manner he or she in good faith believed to be in or not opposed to Pinnacle Financial's best interests and, in the case of a criminal action or proceeding, if the director or officer had no reasonable cause to believe his or her conduct was unlawful. Our board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

    Our bylaws also provide that the indemnification rights contained in the bylaws do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in the bylaws if we choose to do so, subject to approval by our shareholders. We may not, however, indemnify a director or officer for liability arising out of circumstances that would cause the director or officer to remain liable for his or her actions as described below under "Limitation of Liability."

    The indemnification provisions of the bylaws specifically provide that we may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not we would have had the power to indemnify against such liability.

    Our bylaws further provide that, under similar limitations and conditions specified above for our directors and officers, we may provide indemnification for our employees and agents.

    We are not aware of any pending or threatened action, suit or proceeding involving any of our directors or officers for which indemnification may be sought.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Pinnacle Financial under the foregoing provisions, or otherwise, Pinnacle Financial has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF LIABILITY

    Our charter eliminates, with exceptions, the potential personal liability of a director for monetary damages to Pinnacle Financial and to its shareholders for breach of a duty as a director. There is no elimination of liability for:

    - a breach of the director's duty of loyalty to Pinnacle Financial or its shareholders;

    - an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

    - any payment of a dividend or approval of a stock repurchase that is illegal under the Tennessee Business Corporation Act.

This provision does not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, we will have 2,500,000 shares of common stock outstanding, or 2,816,500 shares if the over-allotment option granted to the underwriters is exercised in full. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Pinnacle Financial must comply with the resale limitations of Rule 144 under the Securities Act. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders. A total of at least 391,000 shares owned directly or indirectly by our affiliates will not be available for sale for a period of 180 days after the date of this prospectus without the underwriters' consent. After the 180-day period, the shares held by our affiliates will be eligible for sale subject to the resale limitations of Rule 144 discussed below.

    In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the outstanding shares of common stock; or

    - the average weekly trading volume during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Pinnacle Financial. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

    Even though Rule 144 would otherwise permit the sale of shares held by affiliates beginning 90 days after the date of this prospectus, Pinnacle Financial and its organizers and executive officers have each agreed with the underwriters that they will not sell any shares of common stock for a period of 180 days from the date of this prospectus without the underwriters' prior written consent except in limited circumstances.

    We intend to offer by this prospectus warrants to our organizers to purchase up to a total of 195,500 shares of common stock, representing an amount equal to 7.8% of the common stock sold in the offering. We have also reserved 520,000 shares of common stock, representing 20.8% of the common stock sold in the offering, for issuance under our stock incentive plan. Of the 520,000 shares reserved for our stock incentive plan, 120,000 shares or 23.1% of the reserved shares will be awarded under the terms of the employment agreements entered into and proposed to be entered into with our executive officers. We intend to register the shares issuable upon exercise of these warrants and options. Upon registration, these shares will be eligible for resale in the public market without restriction by persons who are not affiliates of Pinnacle Financial, and to the extent they are held by affiliates, under Rule 144 without a holding period.

    Prior to the offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement among Pinnacle Financial and the underwriters named below, the underwriters have agreed to purchase from Pinnacle Financial, and Pinnacle Financial has agreed to sell to the underwriters, the number of shares of common stock listed opposite each underwriter's name below.

                                                                     NUMBER OF
                                                      NUMBER OF    OVER-ALLOTMENT
                                                     FIRM SHARES       SHARES
                                                     -----------   --------------
J.C. Bradford & Co., LLC...........................
PaineWebber Incorporated...........................

    The underwriting agreement provides that the underwriters' obligations are subject to approval of specified legal matters by counsel and to various other conditions customary in a firm commitment, underwritten public offering. The underwriters are required to purchase and pay for the shares offered by this prospectus other than those covered by the over-allotment option described below.

    We will not pay an underwriting discount for 391,000 shares purchased in the offering by our organizers and the underwriting discount that will apply to shares purchased in the offering by individuals referred to the underwriters by our organizers, up to 410,000 shares, will equal 3.0% of the public offering price, or $.30 per share. The underwriting discount that will apply to all other shares purchased in the offering will equal 7.0% of the public offering price listed on the cover page of this prospectus, or $.70 per share.

    The underwriters propose to offer the common stock directly to the public at the public offering price listed on the cover page of this prospectus and to securities dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $ per share to other brokers and dealers. We expect that the shares of common stock will be ready for delivery on or about
            , 2000. After the offering, the offering price and other selling terms may change.

    The public offering price was determined arbitrarily by Pinnacle Financial and the underwriters after considering several factors. These factors include prevailing market conditions and the price of comparable publicly traded companies.

    Pinnacle Financial has granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 316,500 additional shares of common stock to cover over-allotments, if any, at the public offering price listed on the cover page of this prospectus, less the applicable 7.0% underwriting discount. The underwriters may purchase these shares only to cover over-allotments made in connection with this offering. If the over-allotment option is exercised, in whole or in part, to cover any short sales made, the underwriters will deliver a copy of the final prospectus to all purchasers of the over-allotment shares. Accordingly, these purchasers will be entitled to the same legal remedies provided under the federal securities laws as any other purchaser of shares covered by the registration statement. The potential size of the syndicate short position is not expected to exceed 316,500 shares, or 12.7% of the initial 2,500,000 shares to be outstanding upon the close of the offering.

    The underwriters do not intend to sell shares of common stock to any account over which it exercises discretionary authority.

    Pinnacle Financial and each of our organizers and executive officers has agreed with the underwriters not to sell any shares of common stock for a period of 180 days from the date of this prospectus without the underwriters' prior written consent. The underwriters and their affiliates may on occasion be a client of, engage in transactions with, and perform services for Pinnacle Financial or Pinnacle National in the ordinary course of business.

    Pinnacle Financial has agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in connection with these liabilities.

    In connection with this offering, the underwriters may purchase and sell common stock in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock, and syndicate short positions involve the underwriters' sale of a greater number of shares of common stock than they are required to purchase from Pinnacle Financial in the offering. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market. The underwriters may effect these transactions on the OTC Bulletin Board or otherwise and may discontinue them at any time.

                           SUPERVISION AND REGULATION

    Both Pinnacle Financial and Pinnacle National will be subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that will apply.

PINNACLE FINANCIAL

    Since Pinnacle Financial will own all of the capital stock of Pinnacle National, it will be a bank holding company under the federal Bank Holding Company Act of 1956. As a result, Pinnacle Financial will primarily be subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

    ACQUISITIONS OF BANKS. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

    - acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

    - acquiring all or substantially all of the assets of any bank; or

    - merging or consolidating with any other bank holding company.

    Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

    Under the Bank Holding Company Act, if adequately capitalized and adequately managed, Pinnacle Financial or any other bank holding company located in Tennessee may purchase a bank located outside of Tennessee. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Tennessee may purchase a bank located inside Tennessee. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Tennessee law prohibits a bank holding company from acquiring control of a Tennessee-based financial institution until the target financial institution has been incorporated for five years. As a result, no bank holding company may acquire control of Pinnacle Financial until after the fifth anniversary date of Pinnacle National's incorporation.

    CHANGE IN BANK CONTROL. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

    - the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934, or

    - no other person owns a greater percentage of that class of voting securities immediately after the transaction.

We intend to register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

    PERMITTED ACTIVITIES. On November 12, 1999 President Clinton signed the Gramm-Leach-Bliley Act, which amends the Bank Holding Company Act and expands the activities in which bank holding companies and affiliates of banks are permitted to engage. The Act eliminates many federal and state law barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers. The provisions of the Act relating to permitted activities of bank holding companies and affiliates of banks became effective on March 11, 2000. Since we do not intend to begin our operations until September 2000, the following discussion describes the activities in which Pinnacle Financial will be permitted to engage under the Bank Holding Company Act, as amended by the Gramm-Leach-Bliley Act.

    Generally, if Pinnacle Financial qualifies and elects to become a financial holding company, which is described below, it may engage in activities that are:

    - financial in nature;

    - incidental to a financial activity; or

    - complementary to a financial activity and do not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally.

    In determining whether a particular activity is financial in nature or incidental or complementary to a financial activity, the Federal Reserve must consider (1) the purpose of the Bank Holding Company and Gramm-Leach-Bliley Acts, (2) changes or reasonable expected changes in the marketplace in which financial holding companies compete and in the technology for delivering financial services, and (3) whether the activity is necessary or appropriate to allow financial holding companies to effectively compete with other financial service providers and to efficiently deliver information and services. The Act expressly lists the following activities as financial in nature:

    - lending, trust and other banking activities;

    - insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

    - providing financial, investment, or advisory services;

    - issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

    - underwriting, dealing in or making a market in securities;

    - other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

    - foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

    - merchant banking through securities or insurance affiliates; and

    - insurance company portfolio investments.

    To qualify to become a financial holding company, our depository institution subsidiaries must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least "satisfactory." Additionally, we must file an election with the Federal Reserve to become a financial holding company and provide the Federal Reserve with 30 days written notice prior to engaging in a permitted financial activity. Although we do not have any immediate plans to file an election with the Federal Reserve to become a financial holding company, one of the primary reasons we selected the holding company structure was to have increased flexibility. Accordingly, if deemed appropriate in the future, we may seek to become a financial holding company.

    Under the Bank Holding Company Act, a bank holding company, which has not qualified or elected to become a financial holding company, is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless, prior to the enactment of the Gramm-Leach-Bliley Act, the Federal Reserve found those activities to be so closely related to banking as to be a proper incident to the business of banking. Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

    - factoring accounts receivable;

    - acquiring or servicing loans;

    - leasing personal property;

    - conducting discount securities brokerage activities;

    - performing selected data processing services;

    - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

    - performing selected insurance underwriting activities.

    Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of any of its bank subsidiaries.

    SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve policy, Pinnacle Financial is expected to act as a source of financial strength for Pinnacle National and to commit resources to support Pinnacle National. This support may be required at times when, without this Federal Reserve policy, Pinnacle Financial might not be inclined to provide it. In the unlikely event of Pinnacle Financial's bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of Pinnacle National will be assumed by the bankruptcy trustee and entitled to a priority of payment.

PINNACLE NATIONAL

    Since Pinnacle National will be chartered as a national bank, it will primarily be subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency will regularly examine Pinnacle National's operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Office of the Comptroller of the Currency also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, Pinnacle National's deposits will be insured by the FDIC to the maximum extent provided by law. Pinnacle National will also be subject to numerous state and federal statutes and regulations that will affect its business, activities and operations.

    BRANCHING. National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under Tennessee law, Pinnacle

National may open branch offices throughout Tennessee with the prior approval of the Office of the Comptroller of the Currency and Tennessee's Department of Financial Institutions. In addition, with prior regulatory approval, Pinnacle National will be able to acquire branches of existing banks located in Tennessee. Pinnacle National and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Tennessee law, with limited exceptions, currently permits branching across state lines either through interstate merger or branch acquisition.

    The Federal Deposit Insurance Act gives a state the authority to allow out-of-state banks to branch into the state by establishing a new start-up branch. Tennessee, however, only permits an out-of-state bank, short of an interstate merger, to branch into Tennessee through branch acquisition on a reciprocal basis. Consequently, only banks located in states that allows interstate branching through branch acquisition would be permit to branch into Tennessee by acquiring an existing branch operating within Tennessee. This provides a limited barrier of entry into the Tennessee banking market, which protects us from an important segment of potential competition. However, because Tennessee does not permit start-up branching in Tennessee by an out-of-state bank, our ability to branch in another state by establishing a new start-up branch may be similarly limited.

    PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) in which all institutions are placed. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

    An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company's obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution and a lower capital category based on supervisory factors other than capital.

    FDIC INSURANCE ASSESSMENTS. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and
(3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 2.08 cents per $100 of deposits for the second quarter of 2000.

    The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

    COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Pinnacle National. Under the Gramm-Leach-Bliley Act, banks with aggregate assets of not more than $250 million will be subject to a Community Reinvestment Act examination only once every 60 months if the bank receives an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if the rating is less than satisfactory. Additionally, banks will be required to publicly disclose the terms of various Community Reinvestment Act-related agreements.

    OTHER REGULATIONS. Interest and other charges collected or contracted for by Pinnacle National are subject to state usury laws and federal laws concerning interest rates. Pinnacle National's loan operations are also subject to federal laws applicable to credit transactions, such as the:

    - federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

    - Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

    - Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

    - Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

    - Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

    - rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Pinnacle National are subject to the:

    - Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

    - Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and clients' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

CAPITAL ADEQUACY

    Pinnacle Financial and Pinnacle National will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Pinnacle Financial, and the Office of the Comptroller of the Currency, in the case of Pinnacle National. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. Pinnacle National is also subject to risk-based and leverage capital requirements adopted by the Office of the Comptroller of the Currency, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank
holding companies, to account for       off-balance-sheet exposure, and to
minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risks weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

    The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 capital and Tier 2 capital. Tier 1 capital generally consist of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 capital must equal at least 4% of risk-weighted assets. Tier 2 capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 capital is limited to 100% of Tier 1 capital.

    In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth, as will initially be the case for Pinnacle Financial, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

    We are also subject to capital guidelines issued by our respective primary regulators, which provide for minimum ratios of total capital to total assets.

    Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Pinnacle National--Prompt Corrective Action" on page 55.

PAYMENT OF DIVIDENDS

    Pinnacle Financial is a legal entity separate and distinct from Pinnacle National. The principal sources of Pinnacle Financial's cash flow, including cash flow to pay dividends to its shareholders, are dividends that Pinnacle National pays to its sole shareholder, Pinnacle Financial. Statutory and regulatory limitations apply to Pinnacle National's payment of dividends to Pinnacle Financial as well as to Pinnacle Financial's payment of dividends to its shareholders.

    Pinnacle National is required by federal law to obtain the prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by our board of directors in any year will exceed (1) the total of Pinnacle National's net profits for that year, plus
(2) Pinnacle National's retained net profits of the preceding two years, less any required transfers to surplus.

    The payment of dividends by Pinnacle Financial and Pinnacle National may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of the Office of the Comptroller of the Currency, Pinnacle National were engaged in or about to engage in an unsafe or unsound practice, the Office of the Comptroller of the Currency could require, after notice and a hearing, that Pinnacle National stop or refrain engaging in the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "--Pinnacle National--Prompt Corrective Action" on page 55.

RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

    Pinnacle Financial and Pinnacle National are subject to the provisions of
Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

    - a bank's loans or extensions of credit to affiliates;

    - a bank's investment in affiliates;

    - assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

    - the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

    - a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

    The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Pinnacle National must also comply with other provisions designed to avoid the taking of low-quality assets.

    Pinnacle Financial and Pinnacle National are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

    Pinnacle National is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

PRIVACY

    Financial institutions are required to disclose their policies for collecting and protecting confidential information. Clients generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

PROPOSED LEGISLATION AND REGULATORY ACTION

    New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

EFFECT OF GOVERNMENTAL MONETARY POLICES

    Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

                                 LEGAL MATTERS

    Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus for Pinnacle Financial. Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, is acting as counsel for the underwriters in connection with legal matters relating to the shares of common stock offered by this prospectus.

                                    EXPERTS

    Pinnacle Financial's audited financial statements as of March 31, 2000, and for the period from February 28, 2000 (inception) to March 31, 2000, included in this prospectus have been included in reliance on the report of Arthur Andersen LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                            REPORTS TO SHAREHOLDERS

    Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Pinnacle Financial will be subject to the reporting requirements of the Securities Exchange Act, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for successive fiscal years, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the common stock is held of record by less than 300 persons.

    At any time that Pinnacle Financial is not a reporting company, it intends to furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders. Pinnacle Financial's fiscal year ends on December 31. Additionally, Pinnacle Financial will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

                             ADDITIONAL INFORMATION

    Pinnacle Financial has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to Pinnacle Financial and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference room maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may also obtain information on the operation of the public reference room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Pinnacle Financial, that file electronically with the Securities and Exchange Commission.

    Pinnacle Financial and the organizers have filed various applications with the FDIC, the Federal Reserve, the Tennessee Department of Financial Institutions and the Office of the Comptroller of the Currency. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Pinnacle Financial and information in public files and records maintained by the FDIC, the Federal Reserve, the Tennessee Department of Financial Institutions and the Office of the Comptroller of the Currency, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which they can make no assurances. Pinnacle Financial specifically disaffirms those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants....................    F-2

Balance Sheet as of March 31, 2000..........................    F-3

Statement of Operations and Accumulated Deficit for the
  Period February 28, 2000 (inception) to March 31, 2000....    F-4

Statement of Changes in Stockholder's Deficit for the Period
  February 28, 2000 (inception) to March 31, 2000...........    F-5

Statement of Cash Flows for the Period February 28, 2000
  (inception) to March 31, 2000.............................    F-6

Notes to Financial Statements...............................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Organizers
Pinnacle Financial Partners, Inc.

    We have audited the accompanying balance sheet of PINNACLE FINANCIAL PARTNERS, INC. (a Tennessee Corporation, a Company in the development stage and formerly TMP, Inc.) as of March 31, 2000 and related statement of operations and accumulated deficit, stockholder's deficit and cash flows for the period from February 28, 2000 (inception) to March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Financial Partners, Inc., (a Company in the development stage) as of March 31, 2000, and the results of its operations and its cash flows for the period from February 28, 2000 (inception) to March 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

Nashville, Tennessee
May 19, 2000

                       PINNACLE FINANCIAL PARTNERS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET

                                 MARCH 31, 2000

                           ASSETS
Cash and cash equivalents                                     $ 19,844
Lease deposits and legal retainer                               27,246
Deferred stock offering costs                                    9,500
                                                              --------
      Total assets                                            $ 56,590
                                                              --------
                LIABILITIES AND STOCKHOLDER'S DEFICIT
LIABILITIES:
  Line of credit                                              $100,000
  Accrued expenses                                              43,678

COMMITMENT AND CONTINGENCIES

STOCKHOLDER'S DEFICIT:
  Common stock, $1 par value; 10,000,000 shares authorized;
    1 share issued and outstanding                                   1
  Preferred stock, no par value; 10,000,000 shares
    authorized, no shares issued and outstanding                    --
  Additional paid-in capital                                         9
  Deficit accumulated in the development stage                 (87,098)
                                                              --------
      Total stockholder's deficit                              (87,088)
                                                              --------
      Total liabilities and stockholder's deficit             $ 56,590
                                                              ========

    The accompanying notes are an integral part of this financial statement.

                       PINNACLE FINANCIAL PARTNERS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

         FOR THE PERIOD FEBRUARY 28, 2000 (INCEPTION) TO MARCH 31, 2000

EXPENSES:
  Interest                                                    $   308
  Salaries and employee benefits                               23,658
  Legal and consulting fees                                    54,496
  Other                                                         8,636
                                                              -------
    Total expenses                                             87,098
                                                              =======
NET LOSS AND ACCUMULATED DEFICIT                              $87,098
                                                              =======

    The accompanying notes are an integral part of this financial statement.

                       PINNACLE FINANCIAL PARTNERS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENT OF STOCKHOLDER'S DEFICIT

         FOR THE PERIOD FEBRUARY 28, 2000 (INCEPTION) TO MARCH 31, 2000

                                                                                   DEFICIT
                                                                                 ACCUMULATED
                                                 COMMON STOCK       ADDITIONAL     IN THE          TOTAL
                                              -------------------    PAID-IN     DEVELOPMENT   STOCKHOLDER'S
                                               SHARES     AMOUNT     CAPITAL        STAGE         DEFICIT
                                              --------   --------   ----------   -----------   -------------
Issuance of common stock                          1        $  1        $  9        $             $     10
Net loss for the period February 28, 2000 to
  March 31, 2000                                                                    (87,098)      (87,098)
                                                ---        ----        ----        --------      --------
BALANCE, MARCH 31, 2000                           1        $  1        $  9        $(87,098)     $(87,088)
                                                ===        ====        ====        ========      ========

    The accompanying notes are an integral part of this financial statement.

                       PINNACLE FINANCIAL PARTNERS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS

         FOR THE PERIOD FEBRUARY 28, 2000 (INCEPTION) TO MARCH 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                    $(87,098)
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Accrued expenses                                            43,678
                                                              --------
      Cash used by operating activities                        (43,420)
                                                              --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Lease deposits and legal retainer                            (27,246)
                                                              --------
      Cash used by investing activities                        (27,246)
                                                              --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings                                     100,000
  Proceeds from issuance of common stock                            10
  Deferred stock offering costs                                 (9,500)
                                                              --------
      Cash provided by financing activities                     90,510
                                                              --------
CASH BALANCE AT END OF PERIOD                                 $ 19,844
                                                              ========

    The accompanying notes are an integral part of this financial statement.

                       PINNACLE FINANCIAL PARTNERS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Pinnacle Financial Partners, Inc. (the "Company") was formed to organize and own all of the capital stock of Pinnacle National Bank (the "Bank"), a proposed national bank to be located in Nashville, Tennessee, by a group of fourteen individuals (the "Organizers"). The Company was originally incorporated in the state of Tennessee in February 2000 as TMP, Inc. In April 2000, the Company's board of directors approved a name change to Pinnacle Financial Partners, Inc., and the Company filed an application for reservation of corporate name with the Tennessee Secretary of State on April 25, 2000. Upon receipt of required regulatory approvals, the proposed bank will operate as a community bank emphasizing personalized banking relationships with individuals and businesses. The Organizers have filed applications with the Office of The Comptroller of the Currency to obtain a national bank charter and with the Federal Deposit Insurance Corporation ("FDIC") for deposit insurance. Provided the necessary capital is raised and the necessary regulatory approvals are received, it is expected that operations will commence in the third or fourth quarter of 2000. Ten of the fourteen Organizers will serve on the initial board of directors.

    The Company is a development stage enterprise as defined by Statement of Financial Accounting Standard No.7, "Accounting and Reporting by Development Stage Enterprises", as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

    The Company plans to raise a minimum of $25,000,000 by offering for sale 2,500,000 shares of its common stock. The Company will use $22,600,000 of the proceeds to capitalize the proposed Bank. The Organizers, directors, executive officers, and members of their immediate families expect to purchase a total of 391,000 shares at an aggregate purchase price of approximately $3,910,000.

ORGANIZATIONAL AND PRE-OPENING COSTS

    Activities since inception have consisted of organizational activities necessary to obtain regulatory approvals and preparation activities to commence business as a commercial bank. Organizational costs are primarily legal fees, consulting fees, and application fees related to the incorporation of the Company and initial organization of the Bank. The organizational and pre-opening costs will be charged against the initial period's operating results.

    The Company estimates that both it and the Bank will incur organizational and pre-opening costs totaling approximately $1,005,000.

DEFERRED STOCK OFFERING COSTS

    Deferred stock offering costs are expenses incurred by the Company in connection with the offering and issuance of its stock. The deferred stock offering costs will be deducted from the Company's additional paid-in capital after the stock offering. If the stock offering is deemed unsuccessful, all deferred stock offering costs will be charged to operations during the period in which the offering is deemed unsuccessful. These expenses are estimated to be approximately $120,000.

                       PINNACLE FINANCIAL PARTNERS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. LINE OF CREDIT

    As of March 31, 2000, borrowings consist of $100,000 drawn on a $700,000 line of credit obtained from The Bank of Nashville. Interest is payable monthly, at the prime rate plus 1/2 percent, with the principal being due on February 28, 2001. Twelve of the Company's fourteen organizers have directly guaranteed the line of credit. The line of credit is being used to fund the Bank's organizational and pre-opening costs.

3. STOCKHOLDER'S EQUITY

COMMON STOCK

    The Company has the authority to issue up to 10,000,000 shares of voting common stock, $1 par value.

CUMULATIVE VOTING RIGHTS

    The Company has elected not to have cumulative voting, and no shares issued by the Company may be cumulatively voted.

PREEMPTIVE RIGHTS

    The stockholders of the Company shall not have any preemptive rights regarding any issuance of the Company's capital stock.

PREFERRED STOCK

    The Company has the authority to issue up to 10,000,000 shares of preferred stock, no par value. The board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by the board of directors.

STOCK OFFERING

    Upon receiving preliminary regulatory approvals, the Company, through its underwriter, plans to offer for sale to the general public 2,500,000 shares of $1 stated par value common stock at an offering price of $10.00 per share. The underwriter has the right to exercise its over-allotment option to purchase up to an additional 316,500 shares of common stock at $10.00 per share, less the applicable underwriting discount. The Organizers as executive officers intend to purchase an aggregate of 391,000 shares of common stock to be sold in the offering which represents approximately 15.6% of the offering. The Organizers will receive a warrant to purchase one share of common stock for every two shares of common stock purchased in the offering. The exercise price for the warrants will be $10.00 per share and the warrants will vest in one-third annual increments over a period of three years beginning on the one-year anniversary of the date of close of the offering. The warrants will remain exercisable for the ten-year period following the date of the close of the offering.

4. INCOME TAXES

    As of March 31, 2000, the Company had a net operating loss carryforward of $87,098.

                       PINNACLE FINANCIAL PARTNERS, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. INCOME TAXES (CONTINUED)
    There was no provision (benefit) for income taxes for the period from March 1, 2000 to March 31, 2000, since a 100% valuation reserve is being maintained for the net operating loss carryforward.

5. COMMITMENT AND CONTINGENCIES

EMPLOYMENT CONTRACT

    The Company entered into a three-year employment contract with its President and Chief Executive Officer ("CEO") on March 1, 2000. The agreement will automatically renew for an additional day each day after March 31, 2000, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of intent not to renew the agreement. The contract provides that the President and CEO will receive an initial annual salary of $220,000. The contract provides that the President and CEO shall receive an annual bonus as determined by the board of directors. Additionally, the President and CEO will receive other benefits including an incentive stock option to purchase 45,000 shares of common stock at an exercise price of $10 per share. The stock options will become exercisable in equal one-fifth annual increments over a five-year period beginning on the one-year anniversary after the prospectus becomes effective.

LEASE AGREEMENT

    On March 16, 2000, the Company entered into an agreement with Commerce Street Associates to lease 12,135 square feet of office space in an office building in Nashville, Tennessee that will be the site of the Bank's main office facility. The planned tenant build-out of the main office is expected to begin in the second quarter of 2000 with total costs, including furniture, fixtures and equipment, estimated at $1.66 million. After the Bank is capitalized, it will assume the lease with Commerce Street Associates and will pay the remaining balance of the renovation costs incurred. The term of the main office lease is 10 years with initial monthly rent being $20,471.

6. RELATED PARTY TRANSACTIONS

    The Company paid a director $5,500 for consulting services related to pre-opening activities of the Company.

    The Company entered into a letter agreement with a public relations company, of which one of the Company's directors is a principal. The agreement term began March 1, 2000 and ends August 1, 2000. As of March 31, 2000 the Company incurred $8,000 of expenses under the agreement.

7. SUBSEQUENT EVENT

    In April 2000, the Company entered into a lease for temporary office space. The lease, which began on April 1, 2000 and ends February 28, 2000, requires monthly rent in the amount of $1,758.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                         --------
Summary................................      1
Risk Factors...........................      6
Caution Regarding Forward-Looking
  Statements...........................     12
Use of Proceeds........................     13
Capitalization.........................     15
Dividends..............................     16
Management's Discussion and Analysis of
  Financial Condition and Plan of
  Operations...........................     17
Our Proposed Business..................     20
Management.............................     30
Executive Compensation.................     38
Related Party Transactions.............     43
Description of Our Capital Stock.......     44
Selected Provisions of Our Charter and
  Bylaws...............................     45
Shares Eligible for Future Sale........     49
Underwriting...........................     50
Supervision and Regulation.............     52
Legal Matters..........................     60
Experts................................     60
Reports to Shareholders................     60
Additional Information.................     60
Index to Financial Statements..........    F-1

                            ------------------------

    UNTIL       2000 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES

                                     [LOGO]

                            A PROPOSED BANK HOLDING
                                  COMPANY FOR

                             PINNACLE NATIONAL BANK
                                   (PROPOSED)

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                     [LOGO]

                            PaineWebber Incorporated

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Consistent with the applicable provisions of the laws of Tennessee, the Registrant's charter and bylaws provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of the Registrant, (2) in certain circumstances, by independent legal counsel in a written opinion or
(3) by the affirmative vote of a majority of the shares entitled to vote, but shares owned by or are under voting control of directors or officers who are at the time parties to the proceeding may not vote on the determination.

    In addition, the Registrant's charter, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no release of liability for (1) a breach of the director's duty of loyalty to the Registrant or its shareholders, (2) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, or (3) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Tennessee Business Corporation Act. The charter does not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's common stock, no par value, are as follows:

Securities and Exchange Commission Registration Fee.........  $  7,436
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................     3,000
Blue Sky Fees and Expenses..................................    10,000
Legal Fees and Expenses.....................................    30,000
Accounting Fees and Expenses................................    20,000
Printing and Engraving Expenses.............................    45,000
Miscellaneous...............................................     4,564
                                                              --------
  Total.....................................................  $120,000
                                                              ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    On March 30, 2000, the Registrant issued to M. Terry Turner, in a private placement, one share of the Registrant's Common Stock, $1.00 par value, for an aggregate price of $10.00 in connection with the organization of the Company. The sale to Mr. Turner was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27. EXHIBITS.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         1.1            Underwriting Agreement*

         3.1            Charter, as amended and restated

         3.2            Bylaws*

         4.1            Specimen Common Stock Certificate*

         4.2 See Exhibits 3.1 and 3.2 for provisions of the Charter and Bylaws defining rights of holders of the Common Stock

         5.1            Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP*

        10.1            Lease Agreement by and between TMP, Inc. (former name of
                        Pinnacle Financial Partners, Inc.) and Commercial Street
                        Associates dated March 16, 2000 (main office)

        10.2            Lease Agreement by and between TMP, Inc. (former name of
                        Pinnacle Financial Partners, Inc.) and D and W Companies,
                        Inc. d/b/a Psychiatric Solutions, Inc. dated March 3, 2000
                        (temporary facility)

        10.3            Promissory Note dated February 29, 2000 executed by TMP,
                        Inc. (former name of Pinnacle Financial Partners, Inc.) and accepted by The Bank of Nashville, Nashville, Tennessee, and form of Commercial Guaranty

        10.4            Form of Pinnacle Financial Partners, Inc.'s Organizers'
                        Warrant Agreement

        10.5            Pinnacle Financial Partners, Inc. 2000 Stock Incentive Plan

        10.6 Employment Agreement dated as of March 1, 2000 by and between Pinnacle National Bank (Proposed), Pinnacle
                        Financial Partners, Inc. and M. Terry Turner

        10.7            Proposed Employment Agreement to be dated as of August 1,
                        2000 by and between Pinnacle National Bank (Proposed),
                        Pinnacle Financial Partners, Inc. and Robert A. McCabe, Jr.*

        10.8 Employment Agreement dated as of April 1, 2000 by and between Pinnacle National Bank (Proposed), Pinnacle
                        Financial Partners, Inc. and Hugh M. Queener*

        10.9            Letter Agreement dated March 14, 2000 and accepted March 16,
                        2000 by and between Pinnacle Financial Corporation (now
                        known as Pinnacle Financial Partners, Inc.) and Atkinson
                        Public Relations

        23.1            Consent of Arthur Andersen LLP dated May 30, 2000

        23.2            Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)

        24.1            Power of Attorney (included on signature page)

        27.1            Financial Data Schedule (for SEC use only)

------------------------

*   To be filed by amendment.

ITEM 28. UNDERTAKINGS.

    The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes as follows:

    (a) (1) To file, during any period in which it offers or sells securities, a post-effectiveamendment to this Registration Statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) Include any additional or changed material information on the plan of distribution.

       (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

    The Registrant hereby undertakes as follows:

    (b) (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

       (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Nashville, State of Tennessee, on May 25, 2000.

                                                       PINNACLE FINANCIAL PARTNERS, INC.

                                                       By:             /s/ M. TERRY TURNER
                                                            -----------------------------------------
                                                                         M. Terry Turner
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

KNOW TO ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Terry Turner and Robert A. McCabe, Jr. and each of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him, in his name, place and stead, in any and all such capacities, to sign any and all amendments (including post-effective amendments and any Registration Statement filed pursuant to Rule 462(b) of the Securities Act) to said Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                 /s/ SUE R. ATKINSON                   Director
     -------------------------------------------                                         May 25, 2000
                   Sue R. Atkinson

              /s/ COLLEEN CONWAY-WELCH                 Director
     -------------------------------------------                                         May 25, 2000
                Colleen Conway-Welch

                 /s/ CLAY T. JACKSON                   Director
     -------------------------------------------                                         May 25, 2000
                   Clay T. Jackson

               /s/ JOHN E. MAUPIN, JR.                 Director
     -------------------------------------------                                         May 25, 2000
                 John E. Maupin, Jr.

              /s/ ROBERT A. MCCABE, JR.                Chairman of the Board of
     -------------------------------------------         Directors                       May 25, 2000
                Robert A. Mccabe, Jr.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
             /s/ ROBERT E. MCNEILLY, JR.               Director
     -------------------------------------------                                         May 25, 2000
               Robert E. Mcneilly, Jr.

                 /s/ DALE W. POLLEY                    Director
     -------------------------------------------                                         May 25, 2000
                   Dale W. Polley

                 /s/ HUGH M. QUEENER                   Executive Vice President, Chief
     -------------------------------------------         Administrative Officer **       May 25, 2000
                   Hugh M. Queener

               /s/ JAMES L. SHAUB, II                  Director
     -------------------------------------------                                         May 25, 2000
                 James L. Shaub, Ii

               /s/ REESE L. SMITH, III                 Director
     -------------------------------------------                                         May 25, 2000
                 Reese L. Smith, Iii

                 /s/ M. TERRY TURNER                   President, Chief Executive
     -------------------------------------------         Officer, and Director*          May 25, 2000
                   M. Terry Turner

------------------------

*   Principal executive officer.

**  Principal financial and accounting officer.